Exhibit 10.2
PURCHASE AND SALE AGREEMENT
Between
MAPCO EXPRESS, INC.
AS BUYER
CALFEE COMPANY OF DALTON, INC., FM LEASING, LP, FM
LEASING I, LP, MF LEASING, LP, AC STORES, LP,
COM-PAC PROPERTIES, LLC, COM-PAC PROPERTIES
GROUP, LP AND FAVORITE ONE PROPERTIES, LP
AS SELLER
February 8, 2007

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(continued)

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(continued)

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(continued)

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SCHEDULES

Schedule 2.2	Escrow Agreement

Schedule 3.1	Purchase Price Allocation

Schedule 3.2.4	Average Food Supplies Value

Schedule 3.3	Change Fund Amounts

Schedule 5.4.1-A	Third Party Remediation Properties

Schedule 5.4.1-B	Seller Remediation Properties

Schedule 5.4.1-C	Post-Remediation Properties

Schedule 5.4.2	Underground Storage Tanks

Schedule 5.4.9	Hazardous Materials Disclosures

Schedule 6.1.(c )	List of Claims & Litigation

Schedule 6.1 (f)	Financial Statements

Schedule 6.1 (j)	Lease Defaults

Schedule 6.1 (m)	Alcohol Sales Prohibitions

Schedule 6.1 (o)	List of Excluded Stores

Schedule 6.1 (p)	Fuel Branding Agreements

Schedule 6.1 (q)	Septic Systems

Schedule 7.1	Convenience Stores Missing Title or Survey Information

Schedule 7.2.2(b)	Assignment & Assumption of Leases

Schedule 7.2.2(c)	Bill of Sale

Schedule 7.2.2 (d)	Assignment & Assumption of Surviving Operating Agreements

Schedule 7.2.2 (e)	Assignment of Intangible Property

Schedule 7.2.2 (f)	Alcohol Sales Management Agreement

Schedule 7.2.2 (g)	Non-Competition Agreement

Schedule 7.2.2 (h)	Purchase Option & Right of First Refusal

Schedule 7.2.2 (i)	Owner’s Affidavit

Schedule 7.2.2 (j)	Sales & Use Tax Affidavit

Schedule 7.2.2 (k)	Georgia Lien Affidavit

Schedule 7.2.2 (l)	Affidavit of Seller’s Residence

Schedule 7.2.2 (m)	License Agreement

Schedule 13.1	Confidentiality Agreement

Schedule 14.01	Carve Out Store Values

Schedule 14.02	Convenience Stores

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Schedule 14.03(A)	List of Excluded Assets (Removed)

Schedule 14.03(B)	List of Excluded Assets (Remaining)

Schedule 14.04	Leases

Schedule 14.05	Operating Agreements

Schedule 14.06	Option Properties

Schedule 14.07	List of Permits

Schedule 14.08	List of Major Items of Personal Property

Schedule 14.09	Real Property Descriptions (All Locations)

Schedule 14.10	Remediation Property Fuel Contamination

Schedule 14.11	Requirements for Replacement Jobber Agreements

Schedule 14.12	Required Agreements

Schedule 14.12.A	Estoppel & Consent Agreement

Schedule 14.12.B	Estoppel Modifications

Schedule 14.12.C	Operating Agreement Estoppel and Consents

Schedule 14.13	Seller Remediation Agreements

Schedule 14.14	Seller’s Remediation Summary

Schedule 14.15	Third Party Remediation Agreements

Schedule 14.16	Title Requirements

Schedule 14.17	Description of Trade Names & Marks

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PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of the 8th day of February, 2007 (the “Execution Date”), by CALFEE COMPANY OF DALTON, INC., FM LEASING, LP, FM LEASING I, LP, MF LEASING, LP, AC STORES, LP, COM-PAC PROPERTIES, LLC, COM-PAC PROPERTIES GROUP, LP and FAVORITE ONE PROPERTIES, LP, as sellers (collectively, the “Seller”), and MAPCO EXPRESS, INC., as buyer (the “Buyer”).
WITNESSETH:
     WHEREAS, Seller is the owner of one hundred seven (107) convenience stores located in the States of Alabama, Georgia and Tennessee; and
     WHEREAS, Seller has agreed to sell said convenience stores to Buyer upon the terms and conditions set forth herein.
     NOW THEREFORE, for ONE HUNDRED AND NO/100 US DOLLARS (US $100.00) paid Seller by Buyer, the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. Annex #1 contains a list of certain defined terms used in this Agreement, and such terms (when capitalized) shall have the meanings ascribed to them on Annex #1. Additional terms are defined in the sections of this Agreement, and such terms (when capitalized) shall have the meanings ascribed to them in said sections whenever the same are used herein. Each such defined term may be used in both its singular and plural forms. When used in the singular form, the defined term shall mean each and every Person, agreement, item or matter within the scope of the defined term, individually. When used in the plural form, the defined term shall mean all of the Persons, agreements, items or matters within the scope of the defined term, collectively.
ARTICLE II
PURCHASE AND SALE
     2.1 Transfer. Subject to and in accordance with the other terms of this Agreement, Seller agrees to sell the Assets to Buyer and Buyer agrees to purchase the Assets from Seller. At Closing, Seller shall:
          (i) convey good and marketable fee simple absolute title to each of the Fee Properties to Buyer;
          (ii) assign all of Seller’s right, title and interest in the Leases and the Leased Properties to Buyer;
          (iii) convey good and merchantable title to the Personal Property, the Fuel Inventory, the Food Supplies Inventory and the Merchandise Inventory to Buyer;

          (iv) assign all of Seller’s right, title and interest in the Surviving Operating Agreements to Buyer; and
          (v) assign all of Seller’s right, title and interest in the Intangible Property to Buyer.
          Seller shall assign, transfer and convey the Assets to Buyer, at Closing, free of Liens and other encumbrances, except the Properties shall be transferred to Buyer subject to the Permitted Encumbrances.
     2.2 Earnest Money. Within three (3) Business Days after the Execution Date, Buyer shall deposit the sum of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 US DOLLARS (US $1,500,000.00) with Escrow Agent, which amount, plus all interest earned thereon, is referred to in this Agreement as the “Earnest Money.” The Earnest Money shall be paid to Seller and credited against the Purchase Price at Closing. If this Agreement is terminated, the Earnest Money shall be disbursed in accordance with the applicable terms of this Agreement and the Escrow Agreement attached as Schedule 2.2 (the “Escrow Agreement”).
     2.3 Liens. Seller shall: (i) cause each Lien to be released by Closing; or (ii) provide or cause to be provided to Buyer and the Title Company payoff letters from the beneficiary of each Lien setting forth the amount that must be paid to cause such Lien to be released. With respect to any Lien not released by the Closing, Seller shall: (i) pay the Title Company an amount sufficient to fully pay off the debt secured by the Lien at Closing, with instructions to the Title Company (in form and substance reasonably acceptable to Buyer) to use such amount to pay said debt and release the Lien; (ii) cause the Title Policies to be issued free of any exception for the Lien and insure Buyer against loss or damage arising from the enforcement or attempted enforcement thereof; and (iii) cause the Lien to be released and discharged (of record) within thirty (30) days after the Closing.
ARTICLE III
PRICE
     3.1 Purchase Price. Subject to the other terms of this Agreement, the purchase price for the Assets, other than the Fuel Inventory, the Food Supplies Inventory and the Merchandise Inventory, shall be SIXTY FIVE MILLION AND NO/100 US Dollars (US $65,000,000.00) (the “Purchase Price”). The Purchase Price shall be allocated for tax purposes in accordance with Schedule 3.1. Subject to the prorations, credits and adjustments provided for in this Agreement, Buyer shall pay the Purchase Price to Seller at Closing.
     3.2 Inventory Price.
          3.2.1 Estimates. On the day immediately prior to the Scheduled Closing Date, Seller shall furnish Buyer with a written statement certifying the Fuel Supplies, the Food Supplies and the Merchandise Supplies at each of the Convenience Stores as of such date, based on Seller’s inventory records adjusted to reflect Seller’s best estimate of the anticipated sales at the Convenience Stores on such date (collectively, the “Inventory Estimates”). The Inventory Estimates for the Merchandise Supplies shall include both the categories comprising the Merchandise Supplies and the retail value of the Merchandise Supplies, based on the prices charged by Seller for the same. The Inventory Estimates for the Fuel Supplies shall include the amount Seller has paid or expects to pay for the Fuel Supplies (by grade of fuel at each of the Properties).

          3.2.2 Fuel Inventory.
               (a) The purchase price of the Fuel Inventory (the “Fuel Inventory Price”) shall be: (i) the amount Seller paid (or is obligated at the time of Closing to pay) to the applicable suppliers to purchase the Fuel Inventory, calculated on a weighted average method which approximates the first in, first out basis; plus (ii) applicable taxes on the Fuel Inventory paid by Seller; plus (iii) the applicable freight charges to have the Fuel Inventory delivered to the Properties. In the event any amounts that Seller is obligated at the time of Closing to pay to the applicable suppliers are not paid at Closing, Seller shall pay the same when due.
               (b) For purposes hereof, the Fuel Inventory shall be determined based on a physical inventory of each Convenience Store conducted by representatives of Seller and Buyer at the Transfer Time in accordance with Section 3.2.5.
               (i) At Closing, Buyer shall pay Seller an amount equal to ninety-five percent (95%) of the estimated Fuel Inventory Price (the “Fuel Inventory Estimated Payment”), calculated based on the Inventory Estimates. Within three (3) Business Days after the Fuel Inventory is finally determined pursuant to Section 3.2.2(b), Seller shall furnish Buyer with, or make available to Buyer for inspection and copying, true, accurate and complete copies of the fuel delivery records, invoices, receipts, tax information and other supporting documents (the “Fuel Records”) necessary to confirm the amount paid by Seller for the Fuel Inventory and certify to Buyer, in writing, the amount Seller paid for the Fuel Inventory (by grade of fuel at each of the Properties). Within fifteen (15) days following receipt of the Fuel Records, Buyer shall complete an audit of the Fuel Inventory Price. Buyer and Seller shall resolve any difference in the Fuel Inventory Price. To the extent the Fuel Inventory Price exceeds the Fuel Inventory Estimated Payment, Buyer shall pay the difference to Seller. In the event the Fuel Inventory Estimated Payment exceeds the Fuel Inventory Price, Seller shall refund the difference to Buyer. Any disputes regarding the amount of the Fuel Inventory Price shall be resolved by Buyer and Seller in accordance Section 13.18, with the prevailing party in any lawsuit brought to resolve such dispute being entitled to recover litigation expense and interest as provided in Section 13.17 and Section 13.19.
          3.2.3 Merchandise Inventory.
               (a) The purchase price of the Merchandise Inventory (the “Merchandise Inventory Price”) shall be an amount equal to seventy percent (70%) of the retail value of the Merchandise Inventory; provided the amounts charged by Seller must comply with the requirements of Section 5.1.
               (b) For purposes hereof, the Merchandise Inventory shall be determined based on a physical inventory of each Convenience Store conducted by representatives of Seller and Buyer, adjusted to reflect sales at and deliveries to the Convenience Store between the completion of such inventory and the Transfer Time. The physical inventory shall be taken on dates and at times mutually agreed by the Seller and Buyer prior to the Transfer Time.
               (c) At Closing, Buyer shall pay Seller an amount equal to ninety-five percent (95%) of the estimated Merchandise Inventory Price (the “Merchandise Inventory Estimated Payment”), calculated based on the Inventory Estimates. Within three (3) Business Days after the Merchandise Inventory is finally determined pursuant to Section 3.2.3(b), Seller shall furnish Buyer with a true and accurate reconciliation and Seller shall furnish Buyer with, or make available to Buyer for inspection and copying, true, accurate and complete copies of the merchandise delivery records, invoices, receipts, tax information, sales records and other supporting documents (the “Merchandise Records”) for the period between the completion of the physical taking of the Merchandise Supplies and the Transfer Time and certify to Buyer, in writing, the retail price of the items comprising the Merchandise Inventory. Within fifteen (15) days following receipt of the Merchandise Records, Buyer shall complete an audit of the Merchandise Inventory Price. Buyer and Seller shall resolve any difference in the Merchandise Inventory Price. To the extent the Merchandise Inventory Price exceeds the Merchandise Inventory Estimated Payment, Buyer shall pay the difference to Seller. In the event the Merchandise Inventory Estimated Payment exceeds the Merchandise Inventory Price, Seller shall refund the difference to Buyer. Any disputes regarding the amount of the Merchandise Inventory Price shall be resolved by Buyer and Seller in accordance Section 13.18, with the prevailing party in any lawsuit brought to resolve such dispute being entitled to recover litigation expense and interest as provided in Section 13.17 and Section 13.19.
          3.2.4 Food Supplies Inventory.
               (a) Buyer and Seller have agreed that the purchase price of the Food Supplies Inventory shall be the sum of Two Hundred Forty-Eight Thousand Two Hundred Seventy Seven and No/100 US Dollars (US $248,277) (the “Food Supplies Inventory Price”). At Closing, Buyer shall pay Seller the Food Supplies Inventory Price. Seller shall remove all damaged and out-of-date Food Supplies from the Properties prior to Closing.
               (b) The Food Supplies Inventory Price has been agreed upon based on the assumption that, at the Transfer Time, the aggregate value of the Food Supplies Inventory at the Convenience Stores will be at or above the average aggregate value of the Food Supplies maintained at the Convenience Stores during the six (6) month period which ended December 31, 2006 (the “Average Food Supplies Value”). Seller represents and warrants to Buyer that the Average Food Supplies Value for the Convenience Stores is accurately set forth on Schedule 3.2.4, and Seller agrees that it will cause the aggregate Food Supplies Inventory as of the Transfer Time to have a value equal to or in excess of the aggregate Average Food Supplies Value for the Convenience Stores.
               (c) For purposes of this Section 3.2.4, the value of the Food Supplies Inventory shall be the amount Seller paid the applicable suppliers to purchase the Food Supplies Inventory that is located in the Convenience Stores as of the Transfer Time. At Closing, Seller shall provide Buyer with a certified copy of Seller’s inventory records for each Convenience Store setting forth the Food Supplies Inventory at such Convenience Store and the amount Seller paid for the same. In addition, Seller shall furnish Buyer with true, accurate and complete copies of the delivery records, invoices, receipts and other supporting documents necessary to confirm the amount paid by Seller for the Food Supplies Inventory, upon request.
               (d) Seller shall maintain the Food Supplies at each Convenience Store in its usual and customary course of business through the Transfer Time, including, but not limited to, its usual and customary practice with regard to discarding aged food ingredients.
               (e) At the time of taking the physical inventory of the Merchandise Supplies at each Convenience Store pursuant to Section 3.2.3(c), Buyer shall have the right to cause to be conducted a physical inventory of the Food Supplies Inventory at the Convenience Stores. If Buyer elects to cause any Food Supplies Inventory to be inventoried, the Food Supplies Inventory at all of the Convenience Stores shall be inventoried. In the event the Buyer elects to conduct a physical inventory of the Food Supplies at the Convenience Stores and in the event the value of the aggregate Food Supplies Inventory at the Convenience Stores is less than or greater than the aggregate Average Food Supplies Value for the Convenience Store, any discrepancy shall be resolved by Buyer and Seller, with Seller paying Buyer (or Buyer receiving a credit against the amount it owes Seller hereunder) or Buyer paying to Seller, as applicable, an amount equal to the difference in the aggregate value of the Food Supplies Inventory and the aggregate Average Food Supplies Value for the Convenience Stores.
          3.2.5 Inventory. Seller shall supply its own personnel to oversee the physical inventory of the Convenience Stores required under this Section 3.2. In addition to its own personnel, Buyer may retain an audit company to assist with such physical inventory of the Convenience Stores. Prior to Closing, Buyer and Seller shall develop a plan for conducting the physical inventory of the Convenience Stores required under this Section 3.2.5, including, but not limited to, the order in which Convenience Stores will be inventoried. At Closing, Buyer and Seller shall each pay one-half (1/2) of the fee charged by any audit company retained by Buyer to assist with such physical inventory of the Convenience Stores.
          3.2.6 Reconciliation. For a period of thirty (30) days after the Closing, Buyer shall have the right to audit Seller’s books and records for the Assets, including, but not limited to, the Fuel Supplies Inventory, the Merchandise Inventory and the Food Supplies Inventory. Seller agrees to make such books and records available for Buyer’s review at the Seller’s offices in Dalton, Georgia. If Buyer elects to conduct such an audit, a true and correct copy of the results of such audit shall be delivered to Seller. In the event any audit by Buyer of such books and records reveals that Seller has overcharged or undercharged Buyer for the Fuel Inventory, the Merchandise Inventory or the Food Supplies Inventory, then in that event, as applicable, Seller shall pay Buyer the amount of the overcharge, or Buyer shall pay to Seller the amount of any undercharge, and in either event, such payment shall be due and payable upon demand.
     3.3 Cash & Receipts. Seller shall cause cash in the amounts specified on Schedule 3.3 (collectively, the “Change Fund”) to be left at each Convenience Store at the Transfer Time, which amount shall become the property of Buyer. Buyer shall pay Seller for the Change Fund for each Convenience Store at Closing. Except for the Change Fund, Seller shall be entitled to retain all cash (whether in safes, ATMs or cash registers), revenue and receipts related to the operation of the Convenience Stores that belongs to Seller and is allocable to periods prior to the Transfer Time, including, but not limited to, credit card receipts, fuel card receipts, and fleet sales. Buyer shall be entitled to all income, revenue and receipts generated by the operation of the Convenience Stores from and after the Transfer Time, including, but not limited to, credit card receipts, fuel card receipts, and fleet sales.
     3.4 Lottery Tickets. As of the Transfer Time, all Lottery Tickets placed in the Convenience Stores by Seller shall be removed from the Convenience Stores by Seller.
     3.5 Payments. All amounts that the parties owe to each other under the terms of this Article shall be paid, in immediately available funds, by wire transfer to the account specified by the payee, in writing, and Buyer and Seller shall coordinate to make sure each has all wiring information required for it to timely pay such amounts.
ARTICLE IV
INSPECTION AND APPROVALS
     4.1 Entry and Inspection. Buyer and its agents, employees, contractors and representatives shall have the right to (i) enter upon the Properties and access the Personal Property, and (ii) examine and copy the books and records related to the Convenience Stores and the Assets in Seller’s possession or control. Seller shall make such books and records available to Buyer at Seller’s office in Dalton, Georgia.

Prior to Closing, Buyer agrees to conduct its activities on the Properties in a manner that does not unreasonably interfere with the operation of the Convenience Stores. In the event this Agreement is terminated, Buyer shall repair any material damage to the Properties or Personal Property resulting from Buyer’s activities, which obligation shall survive the termination of this Agreement. Except to the extent caused by Seller or any of its agents, employees, contractors or representatives, Buyer shall indemnify, defend and hold harmless Seller from and against all Liabilities arising or resulting from any activities on the Properties by Buyer or its employees, agents or contractors pursuant to this Section 4.1 prior to Closing.
     4.2 Title & Survey. Buyer has obtained (i) Pro Forma Title Policies for ALTA Extended Coverage Owner’s Title Insurance Policies (Form 1992) setting forth the status of title to the Properties, copies of which have been delivered to Seller’s counsel, except Buyer has ordered but not yet received Pro Forma Title Policies for Convenience Stores 120 and 410 (all of the Pro Forma Title Policies for the Properties being collectively referred to as the “Pro Forma Title Policies”), and (ii) surveys of the Properties (collectively, the “Surveys”). Seller shall cause all of the Title Requirements to be satisfied prior to the Scheduled Closing Date in a manner which does not result in any additional exceptions or exclusions being added to the Pro Forma Title Policies or the Title Policies. Nothing herein shall be deemed to limit Seller’s obligation to release Liens and comply with the other terms of this Agreement.
     4.3 Hart-Scott. Within ten (10) Business Days after the execution of this Agreement, Seller and Buyer shall each file all notification reports required under the HSR Act in connection with the transaction contemplated by this Agreement. Seller and Buyer agree to (i) cooperate with each other in attempting to secure the early termination of any waiting periods imposed on the transaction contemplated by this Agreement under the HSR Act, and (ii) use their best efforts to supply the Federal Trade Commission and the Department of Justice with any additional requested information or documentary materials in connection with the parties efforts to obtain the early termination of any waiting periods imposed on the transaction contemplated by this Agreement by the HSR Act or any clearances of the transaction contemplated by this Agreement required under the HSR Act, as expeditiously as possible. Buyer shall pay all filing fees due any governmental authority in connection with any filings that Buyer and Seller are required to make under the HSR Act in connection with the transaction contemplated by this Agreement. If any waiting period imposed on the consummation of the transaction contemplated by this Agreement under the HSR Act has not terminated or expired as of the date that is ten (10) Business Days prior to the Scheduled Closing Date, the Closing shall be postponed until ten (10) Business Days after such waiting period has terminated or expired. If any such waiting period has not been terminated or has not expired by the date which is one hundred twenty (120) days after the Execution Date, then either Buyer or Seller may terminate this Agreement at any time thereafter, by giving written notice to the other party, in which case the Earnest Money shall be refunded to Buyer.
ARTICLE V
COVENANTS
     5.1 Management.
          (a) Prior to Closing, Seller shall: (i) operate the Convenience Stores in the usual and customary course of business and in compliance with Applicable Laws, including, but not limited to, Environmental Laws, (ii) maintain usual and customary inventories of fuel, merchandise and supplies at each of the Convenience Stores, (iii) not encumber the Assets or enter into, amend, modify, supplement or extend any agreement affecting the Assets or Convenience Stores, except for agreements expressly authorized under the other sections of this Agreement, and (iv) not make any alterations, additions, changes or modifications to any of the Assets, except for repairs, maintenance and replacements required hereunder or carried out in the normal course of Seller’s operation of the Convenience Stores. Seller agrees that the retail price of the merchandise sold at the Convenience Stores between the Execution Date and the Closing will not exceed the amounts charged by Seller for items of the same type on the Execution Date, as set forth in the Price Book, except: (i) the foregoing shall not apply to motor vehicle fuels; and (ii) Seller may increase the retail price of any item or category of merchandise sold at the Convenience Stores if the price the distributor charges Seller for such item or items within the category is increased after the Execution Date, but such increase shall not exceed the amount required to maintain the profit margin Seller had on such item or category of items as of the Execution Date. If Seller elects to increase the price of any category of merchandise, such increase shall only be the amount necessary to maintain Seller’s overall profit margin on such category, i.e. the cost increase shall be spread across the entire category with the effect that the percentage increase in the price of the items in the category will be less than the percentage increase that would have been required to maintain Seller’s profit margin on only the items whose cost increased. Seller shall furnish Buyer with an updated copy of the Price Book, which includes all increases in the price of the merchandise (excluding fuel) being sold at the Convenience Stores after the Execution Date.
          (b) As of the Transfer Time, Seller shall deliver the Properties and the Personal Property to Buyer: (i) in good working order; (ii) in a good condition, but subject to normal wear and tear; and (iii) suitable for the operation of the Convenience Stores, as presently operated. All maintenance, repairs and replacements required to keep the Properties and Personal Property in good working order and condition prior to Closing shall be performed by Seller at its sole cost and expense.
     5.2 Agreements.
          5.2.1 Compliance. Seller shall comply with the terms of the Leases and the Operating Agreements through the Closing, and Seller shall use its best efforts to enforce the terms thereof. Seller shall immediately notify Buyer, in writing, if there is an allegation that Seller has defaulted under any of the Leases or the Surviving Operating Agreements or if Seller determines that any other party has defaulted under the Leases or the Surviving Operating Agreements.
          5.2.2 Termination & Amendment. If an Operating Agreement is designated as “Terminate” on Schedule 14.05, Seller shall either terminate the Operating Agreement or modify the Operating Agreement so that it does not apply to or encumber the Convenience Stores after Closing. Seller acknowledges and agrees that Buyer will not have any obligations or liabilities under the Operating Agreements designated as “Terminate” on Schedule 14.05. Except as otherwise expressly requested by Buyer, in writing, or required hereunder, Seller shall not amend, modify, terminate, extend or waive any of the provisions of the Leases or the Surviving Operating Agreements.
          5.2.3 Affiliate Leases. If any person or entity forming a part of the Seller leases any of the Fee Properties to another person or entity forming a part of the Seller or its Affiliates, such lease shall be terminated at or prior to Closing, in a manner reasonably acceptable to Buyer, and such lease shall not constitute a Permitted Encumbrance or one of the “Leases.”
          5.2.4 Required Agreements. Seller shall use its best efforts to obtain: (i) the Required Agreements within thirty (30) days after the Execution Date; and (ii) all consents required for Seller to assign the Surviving Operating Agreements to Buyer at Closing. If Seller does not receive any consent required for Seller to validly assign any of the Surviving Operating Agreements to Buyer at least five (5) Business Days prior to the Scheduled Closing Date, then Seller shall immediately notify Buyer of such fact, in writing, and Buyer may require that Seller terminate the agreement, in which case the same shall not be one of the Surviving Operating Agreements.
          5.2.5 Additional Operating Agreements. Within five (5) Business Days after the Effective Date, Seller shall furnish Buyer and its counsel identified in Article XII with a true, correct and complete copy of each of the Additional Operating Agreements. Within five (5) Business Days after its receipt of any Additional Operating Agreement, Buyer shall notify Seller, in writing, of whether or not Buyer desires to have such Additional Operating Agreement assigned to it at Closing. Subject to the provisions of Section 5.2.4, if Buyer elects to have any Additional Operating Agreement assigned to it at Closing, such Additional Operating Agreement shall be a Surviving Operating Agreement. If Buyer elects not to have any Additional Operating Agreement assigned to it at Closing, Seller shall, at its sole cost and expense, either terminate such Additional Operating Agreement prior to Closing or Seller shall cause such Additional Operating Agreement to be modified prior to Closing so that it no longer applies to or encumbers the Convenience Stores.
     5.3 Permits. Seller shall comply with the terms of all Permits and maintain the same in good standing until the Closing. All fees and other charges due in connection with the Permits shall be paid by Seller, in full, through the Closing. Seller agrees that Buyer may freely contact governmental officials to determine the steps required to assign the Permits or obtain replacements of the Permits in Buyer’s name. To the extent any Permits cannot be validly transferred to Buyer at Closing pursuant to Section 7.2.2(e) or by operation of law, Buyer shall endeavor, in good faith, to cause such Permits to be re-issued in Buyer’s name at or prior to Closing and Seller shall cooperate with, assist and join in Buyer’s efforts to cause such Permits to be re-issued in Buyer’s name. If any Permits held by Seller (or its designee) that are required for the sale of Alcoholic Beverages at the Convenience Stores (“Alcohol Sales Permits”) cannot be reissued to Buyer until after the Convenience Stores have been transferred to Buyer, then (i) Seller shall cooperate with, assist, and join in Buyer’s efforts to cause such Alcohol Sales Permits to be re-issued in Buyer’s (or its designee’s) name after Closing and (ii) Seller and Buyer shall enter into an “Alcohol Sales Management Agreement” pursuant Section 7.2.2(f) at Closing. If Buyer desires to have Seller appear at any public hearings or other governmental meetings related to the transfer or re-issuance of any Permit to Buyer, Buyer shall give Seller reasonable notice of the time and place of any hearing or meeting.
     5.4 Environmental. The respective rights and obligations of the parties with respect to environmental matters shall be governed by the “Fuel Contamination” provisions of this Agreement insofar as Fuel Contamination is concerned and by the “Hazardous Materials” provisions of this Agreement insofar as environmental contamination other than Fuel Contamination is concerned.
          5.4.1 Fuel Contamination. Seller makes the following disclosures to Buyer: (i) the Properties identified on Schedule 5.4.1-A (the “Third Party Remediation Properties”) are contaminated by Fuel Contamination and are currently being Remediated by the Third Party Remediators; (ii) the Properties identified on Schedule 5.4.1-B (the “Seller Remediation Properties”) are contaminated by Fuel Contamination and are currently being Remediated by Seller; (iii) the Properties identified on Schedule 5.4.1-C (the “Post-Remediation Properties”) have previously been contaminated by Fuel Contamination (the “Post Remediation Fuel Contamination”) and have previously been Remediated to the extent required by Environmental Laws; and (iv) the Post-Remediation Properties may continue to be contaminated by amounts of Fuel Contamination, however, if so, to the best of Seller’s knowledge, the level of such Fuel Contamination does not currently require any Remediation under Environmental Laws. The Third Party Remediation Properties, the Seller Remediation Properties and the Post-Remediation Properties are collective referred to as the “Remediation Properties.” At the Closing, all rights of the

Seller under the Third Party Remediation Agreements will be assigned to the Buyer pursuant to Section 7.2.2(d).
          5.4.2 Seller’s Environmental Representations and Warranties. Seller represents and warrants to Buyer, as of the Execution Date and the Closing, that:
               (a) Fuel Contamination. (i) Seller has furnished Buyer with (or made available to Buyer for inspection and copying) true, accurate and complete copies of all correspondence, environmental assessments, test results, remediation plans and other materials related to Fuel Contamination on the Remediation Properties that is in Seller’s possession or control; (ii) to the best of Seller’s knowledge, such correspondence, environmental assessments, test results, remediation plans and other materials accurately reflect the scope and status of the Fuel Contamination on the Remediation Properties; (iii) to the best of Seller’s knowledge, the conditions giving rise to the Fuel Contamination on the Remediation Properties have been resolved and are no longer resulting in the release of Fuel Contamination on the Properties; (iv) to the best of Seller’s knowledge, the Post-Remediation Fuel Contamination has been Remediated to the extent required under Environmental Laws; and (v) Seller has delivered to Buyer copies of letters or other notices from the governmental authorities charged with overseeing the Remediation of the Post-Remediation Fuel Contamination stating that no further action is required in connection therewith;
               (b) Remediation Agreements. (i) Seller has furnished Buyer with a true, accurate and complete copy of the Seller Remediation Agreements and the Third Party Remediation Agreements; (ii) the Seller Remediation Agreements and the Third Party Remediation Agreements are in full force and effect; (iii) the Seller Remediation Agreements and the Third Party Remediation Agreements have not been amended, modified or terminated; (iv) to the best of Seller’s knowledge, none of the parties to the Seller Remediation Agreements or the Third Party Remediation Agreements is in default thereunder and no matter exists that with the giving of notice, the passage of time or both would constitute such a default; (v) Seller’s Remediation Summary is true, accurate and complete; (vi) except for unpaid invoices that Seller is not currently obligated to pay in the ordinary course of paying its accounts payable (which amounts Seller shall pay when due), there are no unpaid amounts owed by Seller under the Seller Remediation Agreements; and (vii) the Seller Remediation Agreements are with parties who have received approval to perform the required work in accordance with Environmental Laws;
               (c) UST Systems. (i) the UST Systems are the only tanks used to store motor vehicle fuels or other Hazardous Materials located on the Properties, (ii) a true, accurate and complete description of all underground storage tanks located on the Properties is set forth on Schedule 5.4.2, (iii) all other tanks used to store motor vehicle fuels on the Properties have been lawfully removed, (iv) Seller has submitted all registrations and has complied with and is currently in compliance with all Environmental Laws necessary to establish eligibility for, reimbursement from, funding under, or otherwise participate in and benefit from one of the UST Funds, (v) all governmental fees and charges due in connection with the ownership and operation of the UST Systems have been paid in full, and (vi) the UST Systems comply and have been operated in compliance with all Environmental Laws and other Applicable Laws, including, but not limited to:
          (A) all required testing procedures;
          (B) all leak detection and monitoring requirements;
          (C) all Applicable Laws requiring the upgrading of the UST Systems;

          (D) all requirements under SARA Title III and its state counterparts;
          (E) the terms of all Permits, including, without limitation, NPDES or other discharge permits; and
          (F) all Applicable Laws related to air pollution, including, but not limited to, Stage I and Stage II requirements.
          All of the foregoing are referred to herein as the “Seller UST System Registration Representations”.
          5.4.3 Seller’s Fuel Contamination Liability and Indemnity. Seller shall indemnify, defend and hold harmless Buyer for, from and against any Liabilities other than Environmental Third Party Liabilities (including, but not limited to, Remediation Costs) that may at any time be imposed upon, incurred by or asserted or awarded against Buyer as a result of:
               (a) The existence, as of the Closing, of Fuel Contamination on, at or under the Properties or released from the Properties, other than the Remediation Property Fuel Contamination;
               (b) Any material false statement of Seller in paragraphs 5.4.2(a) or 5.4.2(b);
               (c) The breach of or failure of the Seller to have performed any of the Seller’s UST System Registration Representations; and
               (d) Any and all Liabilities arising out of, with respect to or in connection with the matters that are the subject matter of the litigation filed in the Chancery Court for Hamilton County, Tennessee, bearing Docket No. 00-0848, styled as follows: Tammy Development Company v. Calfee Company of Dalton, Inc. d/b/a Favorite Markets; Charles R. Megahee; AC Stores, L.P.; Conoco, Inc.; ConocoPhillips Company; ConocoPhillips Services, Inc.; and ConocoPhillips Specialty Products, Inc.
          5.4.4 Buyer’s Fuel Contamination Liability and Indemnity.
               (a) Buyer shall indemnify, defend and hold harmless Seller for, from and against any Liabilities other than Environmental Third Party Liabilities (including, but not limited to, Remediation Costs) that may at any time be imposed upon, incurred by or asserted or awarded against Seller as a result of:
                         (i) The existence of Remediation Property Fuel Contamination on, at or under the Remediation Properties;
                         (ii) The contamination of any Properties by Fuel Contamination that occurs after the Closing; or
                         (iii) Subject to subsection (b) of this Section 5.4.4, Buyer’s failure to (x) submit all registrations and comply with all Environmental Laws necessary to establish eligibility for, reimbursement from, funding under, or otherwise participate in and benefit from one of the UST Funds, (y) pay in full all governmental fees and charges due in connection with the ownership and operation of the UST Systems, and (z) cause the UST Systems to comply with and to be operated in compliance with all Environmental Laws and other Applicable Laws (“Buyer UST System Registration Requirements”), including, but not limited to:
             (A) all required testing procedures;
             (B) all leak detection and monitoring requirements;
             (C) all Applicable Laws requiring the upgrading of the UST Systems;
             (D) all requirements under SARA Title III and its state counterparts;
             (E) the terms of all Permits, including, without limitation, NPDES or other discharge permits; and
             (F) all Applicable Laws related to air pollution, including, but not limited to, Stage I and Stage II requirements.
               (b) Notwithstanding anything to the contrary contained in subsection (a), Buyer may elect to end its participation in and benefit from any or all of the UST Funds, provided that:
                         (i) Buyer obtains and maintains for the remainder of the Survival Period a policy of insurance (“Environmental Insurance Policy”) for the Remediation of Fuel Contamination as may be required under applicable Environmental Laws;
                         (ii) For the remainder of the Survival Period, Buyer shall provide Seller with an Accord form or other reasonable evidence of such Environmental Insurance Policy, which names Seller as an additional insured under such Environmental Insurance Policy for claims relating to the Properties;
                         (iii) Buyer delivers to Seller a written release of Seller’s obligations with respect to Fuel Contamination under this Section 5.4 (the “Fuel Contamination Release”); it being agreed, however, that the Fuel Contamination Release shall not release Seller from its obligations for Hazardous Materials Contamination as provided under Section 5.4.9; and
                         (iv) Except for Buyer’s indemnity obligations under Section 5.4.4(a)(iii)(z) and Buyer’s obligation to maintain the Environmental Insurance Policy for the remainder of the Survival Period, Buyer’s indemnity obligations under this Section 5.4.4 shall cease and terminate upon delivery of the Environmental Insurance Policy and the Fuel Contamination Release to Seller.
          5.4.5 Environmental Third Party Liabilities. Seller shall be responsible for Environmental Third Party Liabilities as a result of the existence of Fuel Contamination on, at or under the Properties prior to Closing, and Buyer shall be responsible for Environmental Third Party Liabilities as a result of the release of Fuel Contamination on, at or under the Properties after Closing.
          5.4.6 Standard for Remediation of Fuel Contamination. Buyer shall have the right to perform any Remediation of the Properties, and to the extent that Seller has responsibility hereunder for the cost thereof, Seller shall promptly reimburse Buyer for such costs and expenses, within ten (10) Business Days of its receipt of an invoice therefor, accompanied by reasonable documentation or other evidence of the amounts incurred. Any obligation to perform Remediation of Fuel Contamination hereunder or to pay the cost thereof shall be limited to the extent (and only to the extent) validly required under Environmental Laws by the governmental authority charged with administering the same in the areas where the Property being remediated is located; provided, however, Buyer shall have the right to negotiate and contest such requirements and, so long as Buyer is acting in good faith and with reasonable diligence, Buyer may refrain from complying with such requirements until a final and unappealable court order has been entered enforcing the same.
          5.4.7 Third Party Fuel Contamination. In performing Remediation of the Third Party Remediation Properties, Buyer shall have the right to enforce the obligations of Third Party Remediators to remediate Fuel Contamination on the Third Party Remediation Properties.
          5.4.8 UST Funds. All compensation and other financial assistance available under the UST Funds and other governmental programs as a result of any Remediation by Buyer or Seller shall be used to reimburse either Buyer or Seller, as applicable, for the costs of Remediation incurred by them in performing Remediation of the Properties, and each party shall, upon request from the other, cooperate and assist with efforts to obtain such compensation and assistance.
          5.4.9 Seller’s Hazardous Materials Liability and Indemnity. Except for the Hazardous Materials Contamination that has been disclosed on Schedule 5.4.9, with respect to Hazardous Materials Contamination on the Properties that exist on, at or under the Properties as of the Closing, Seller agrees to indemnify, defend and hold harmless Buyer for, from and against any and all Liabilities (including, but not limited to, Remediation Costs) that may at any time be imposed upon, incurred by or asserted or awarded against Buyer as a result of:
               (i) Any Hazardous Materials present on, at or under the Properties as of the Closing or released on, at or from the Properties prior to the Closing; or
               (ii) Any violation by, or claim of violation by, Seller or any of its Affiliates, employees, agents, invitees, tenants, contractors or representatives of Environmental Laws.
          5.4.10 Buyer’s Hazardous Materials Liability and Indemnity. Buyer agrees to indemnify, defend and hold harmless Seller for, from and against any and all Liabilities (including, but not limited to, Remediation Costs) that may at any time be imposed upon, incurred by or asserted or awarded against Seller as a result of the presence of any Hazardous Materials released on the Properties by Buyer after Closing or discharged from the Properties by Buyer after Closing.
          5.4.11 Special Survival Period. The provisions of this Section 5.4 shall survive the Closing for a period of three (3) years (the “Survival Period”), except there shall be no limitation on the survival period of Seller’s indemnification obligation hereunder with respect to matters known to Seller but not disclosed to Buyer as of the Closing.
     5.5 Employees and Benefits.
          5.5.1 Employees. Buyer agrees to offer employment to the Store Employees who are actively employed by Seller immediately prior to Closing, satisfy Buyer’s hiring requirements and are capable (in Buyer’s judgment) of performing the essential functions of the job (with or without any reasonable accommodation as may be required by Applicable Laws). Prior to Closing, Buyer may, at its option, (i) interview the Store Employees, and (ii) obtain employment applications, conduct background checks and perform drug testing with respect to the Store Employees. Immediately following the Execution Date, Seller shall coordinate with Buyer’s Human Resources Department and afford Buyer a reasonable opportunity to provide the Store Employees with information regarding potential employment opportunities with Buyer. Seller shall permit Buyer to meet with the Store Employees, at the Properties where they are employed or such other location as Buyer may select. Seller agrees that (i) it will not grant any increase in the base compensation of or make any other material change in the terms of employment of any of the Store Employees, except to the extent necessary to comply with Applicable Laws, and (ii) it will provide the Store Employees with notice of all benefits, if any, that are owed and/or accrued prior to Closing. Seller agrees to furnish Buyer with a copy of the notices described in subparagraph (ii), upon demand. Upon request, Seller shall, from time to time, furnish Buyer with, or make available to Buyer for inspection and copying, a written list setting forth the name, job duties and compensation of each of the Store Employees. Seller shall furnish Buyer with, or make available to Buyer for inspection and copying, copies of the personnel records (excluding any separate medical files) of the Store Employees within five (5) Business Days after Buyer requests the same, in writing. Seller shall pay, in full, all wages, salaries, benefits and compensation that are or may be due and payable to the Store Employees prior to and through the Transfer Time.
          5.5.2 Employment Plans. Seller acknowledges and agrees that Buyer is not assuming any employment policies, programs, procedures, practices or agreements or any employee benefit plans (as defined in Section 3(3) of ERISA or otherwise), compensation policies or plans of Seller (or its Affiliates), or any obligations or liabilities associated therewith. Without limiting the generality of the foregoing, on or before the Closing, Seller shall cash out and pay any accrued, credited, owed and unpaid bonuses, vacation, “comp-time,” or sick leave obligations, if any, that may be required to be paid to the Store Employees by Seller. Seller shall furnish Buyer with copies of any plans, policies, programs, procedures, practices or other agreements relating to benefits provided to the Store Employees within five (5) Business Days after Buyer requests the same, in writing.
          5.5.3 Family and Medical Leave. Seller is solely responsible for providing and shall provide any and all notices, election forms, continued employment and related benefit plan participation that may become due or be required with respect to any of the Store Employees under the FMLA and any similar state law with respect to any leave commencing prior to the Closing while the employee was employed by Seller. It is expressly understood by the parties that Buyer shall not be a successor in interest with respect to Seller’s obligations under the FMLA or any similar state law.
          5.5.4 COBRA. Seller is solely responsible for providing and shall provide any and all notices, election forms and continuation coverage that may become due or be required with respect to any of the Store Employees under § 4980B of the Internal Revenue Code (“IRC”), Section 601 et seq. of ERISA or otherwise on account of a termination of its employment with Seller or on account of any other qualifying event (as defined in IRC § 4980B or Section 603 of ERISA) which occurred (or relates to continuation coverage that commenced) on or prior to the Closing while the employee was employed by Seller. It is expressly understood by the parties that Buyer will not be a successor employer for COBRA purposes and that Buyer will not be responsible for complying with the COBRA continuation requirements with respect to the aforementioned events.
          5.5.5 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer upon the Store Employees any rights or remedies, including, but not limited to, any rights of employment with Seller or Buyer for any specified period of time.
     5.6 Warranties. Seller shall comply with the terms of the Warranties and use reasonable efforts to obtain all consents required to allow the assignment of the Warranties to Buyer at Closing.

     5.7 Business Taxes. Seller shall be responsible for paying, when due, all Pre-Closing Business Taxes. To the extent possible, Seller shall pay the Pre-Closing Business Taxes (except income taxes) prior to Closing and provide Buyer with reliable evidence of such payment, including, but not limited to, tax clearance certificates issued no more than ten (10) Business Days prior to Closing, from (i) the State of Alabama confirming that all sales and use taxes due as of the date of the letter have been paid in full, (ii) State of Georgia confirming that all sales and use taxes and employee withholding due taxes as of the date of the letter have been paid in full, and (iii) the State of Tennessee, pursuant to T.C.A. §67-6-513 et. seq., confirming that all sales and use taxes due as of the date of the certificate have been paid in full. In the event any Pre-Closing Business Taxes are not paid at Closing, Seller shall pay the same, when due. If a Lien is filed against any of the Assets as a result of Seller’s failure to pay any Pre-Closing Business Taxes or if any governmental entity seizes or seeks to seize any of the Assets as a result of Seller’s failure to pay any Pre-Closing Business Taxes, then Buyer may, in addition to any other remedies available to it hereunder or at law or in equity, pay the same and take such other actions as are reasonably necessary to protect its interest in the Assets, in which event Seller shall reimburse Buyer, upon demand, for all costs and reasonable attorneys’ fees (without regard to any statutory presumption) it incurs in connection therewith.
     5.8 Updates. Seller shall immediately notify Buyer, in writing, if Seller learns or has a suspicion of any of the following: (i) a discharge, release, spill or escape of Fuel Contamination or Hazardous Materials on, under, at or about any of the Properties; (ii) a pending or threatened taking of any portion of the Properties or the Personal Property by condemnation or eminent domain; (iii) a change in the status of title to the Assets, including, without limitation, the filing of any Lien; (iv) a pending or contemplated change in the zoning of the Properties; (v) a default or alleged default under the Leases or the Operating Agreements; (vi) a violation or alleged violation of Applicable Laws or the Permitted Encumbrances related to the Convenience Stores or the Assets; (vii) damage to the Properties or the Personal Property caused by fire or other casualty; or (viii) any other event or matter that has or may have a material adverse affect on the operation, physical condition or financial condition of the Convenience Stores or the Assets.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     6.1 Seller’s Representations & Warranties. As of the Execution Date and the Closing, Seller represents, warrants and covenants to Buyer that:
          (a) Power & Authority. (i) each entity comprising the Seller is duly organized, validly existing and in good standing under the laws of the State of its formation, (ii) Seller has all power and authority necessary for Seller to enter into and perform its obligations under this Agreement, subject to Seller obtaining the Required Agreements and all approvals required under the HSR Act, (iii) this Agreement is enforceable against Seller in accordance with its terms, (iv) the execution, delivery and performance of this Agreement by Seller does not conflict with or constitute a breach of any contract, agreement or other instrument by which Seller is bound, and (v) the execution, delivery and performance of this Agreement by Seller does not conflict with or result in a breach of any order, judgment, writ, injunction or decree of any court, arbiter or governmental authority.
          (b) Bankruptcy. (i) Seller has not filed any voluntary petition in bankruptcy or sought to reorganize its affairs under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors, (ii) Seller has not had an involuntary petition filed against it under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors, and (iii) Seller has not been adjudicated as bankrupt or insolvent.
          (c) Claims & Actions. Except as otherwise disclosed on Schedule 6.1(c), there are no pending or, to the best of Seller’s knowledge, threatened claims, lawsuits, or other legal proceedings that will or could have a material adverse effect on the Convenience Stores, the Assets or Seller’s ability to perform its obligations under this Agreement.
          (d) Governmental Proceedings. (i) there are no pending or, to the best of Seller’s knowledge, threatened governmental actions, proceedings, investigations or inquiries that could have material adverse effect on the Convenience Stores, the Assets or Seller’s ability to perform its obligations under this Agreement, including, but not limited to, condemnation or eminent domain proceedings, and (ii) no portion of the property used in the operation of the Convenience Stores has been taken by condemnation or eminent domain during the preceding twelve (12) months.
          (e) Condition. (i) the Properties and the Personal Property are in good working order; (ii) the Properties and the Personal Property are in good condition, normal wear and tear excepted, (ii) to the best of Seller’s knowledge, the Assets comply in all materials respects with Applicable Laws and the Permitted Encumbrances, (iii) no portion of the Properties or the Personal Property has suffered damage caused by fire or other casualty that cost more than Ten Thousand and No/100 US Dollars (US $10,000.00), in the aggregate, to repair, (iv) no portion of the Properties has been used as a landfill, junkyard or dump, (v) except as shown on the Surveys, there are no special flood hazard areas (as defined by FEMA) or floodways located on the Properties, (vi) none of the Properties are covered by flood insurance or required to be covered by flood insurance under Applicable Laws, and (vii) to the best of Seller’s knowledge, there are no pending or contemplated actions, proceedings, plans or proposals to alter, re-route or close any road adjacent to the Properties or to close any curb cut serving the Properties.
          (f) Financial Information. (i) the financial information set forth on Schedule 6.1(f) is true, accurate and complete in all material respects, including, but not limited to, financial statements, fuel sales volumes and pricing, merchandise sales volumes and pricing, profit margins, operating expenses, and store level EBITDA, (ii) the financial information contained on Schedule 6.1(f) was prepared in accordance with GAAP, consistently applied, (iii) the audited financial statements of Seller for Fiscal Years ending April 30, 2004, 2005 and 2006 contain the information set forth on, and are consistent, with Schedule 6.1(f) in all respects, and (iv) the separate results of the business operations of the Convenience Stores set forth on Schedule 6.1(f), except as to the information presented for the twelve (12) months ending December 31, 2006, are consistent in all respects with said audited financial statements. The representations in (ii) of the immediately preceding sentence are subject to the following qualifications: (x) GAAP requires that capital lease assets and obligations be included in financial statements, however, the effects of capital lease assets and obligations have been excluded by Seller from the financial information in Schedule 6.1(f) and (y) GAAP requires variable interest entities to be consolidated into the financial statements of primary beneficiaries, however, Seller has not consolidated the accounts of variable interest entities in which Seller holds a variable interest and is the primary beneficiary. Seller represents to Buyer that the effect of the foregoing departures from GAAP on its financial position, results of operations and cash flows has not been determined.
          (g) Compliance. (i) the operation of the Convenience Stores, as presently conducted by Seller, is permitted on the Properties under Applicable Laws and the Permitted Encumbrances, (ii) to the best of Seller’s knowledge, there are no pending or threatened changes in Applicable Laws that could adversely affect Buyer’s ability to operate the Convenience Stores, as presently conducted by Seller, (iii)

all governmental permits, licenses, consents and registrations required for the use of the Assets and the operation of the Convenience Stores have been issued and are in full force and effect, (iv) Seller has furnished Buyer with a true, accurate and complete copy of all Permits, (v) to the best of Seller’s knowledge, there are no pending or threatened actions to revoke or suspend any of the Permits, and (vi) the Permits are the only governmental permits, licenses consents or registrations necessary for the operation of or related to the Assets or the Convenience Stores.
          (h) Warranties. (i) Seller has furnished Buyer with a true, accurate and complete copy of all Warranties in Seller’s possession or control, and (ii) all conditions to the effectiveness of the Warranties have been satisfied.
          (i) Fee Properties. Seller has a good and marketable fee simple absolute estate in the Fee Properties, subject only to applicable Permitted Encumbrances.
          (j) Leased Properties. (i) Seller has furnished Buyer with a true, accurate and complete copy of the Leases, (ii) the Leases are valid, enforceable and in full force and effect, (iii) the Leases have not been amended, modified or supplemented, (iv) Seller has not assigned the Leases, (v) Seller’s right, title and interest in the Leases is unencumbered; (vi) Seller is not in default under the Leases and no matter exists which with the giving of notice, the passage of time or both would constitute such a default, (vii) to the best of Seller’s knowledge, except as set forth on Schedule 6.1(j), none of the other parties is in default under the Leases and no matter exists which with the giving of notice, the passage of time, or both would constitute such a default, (viii) the Required Agreements related to the Leases are the only consents required for Seller to validly assign the Leases to Buyer at Closing, and (ix) none of the Leased Properties are owned by one of Seller’s Affiliates or any family member of Seller’s Affiliates.
          (k) Possession. Except for Buyer and Persons expressly entitled to use the Properties under the Surviving Operating Agreements, no Person has a right to use or occupy any portion of the Properties.
          (l) Operating Agreements. (i) Seller has furnished Buyer with a true, accurate and complete copy of each of the Operating Agreements, except for the Additional Operating Agreements, (ii) the Operating Agreements are valid, enforceable and in full force and effect, (iii) the Operating Agreements have not been amended, modified or supplemented, (iv) Seller is not in default under the Operating Agreements and no matter exists which with the giving of notice, the passage of time or both would constitute such a default, (v) to the best of Seller’s knowledge, none of the other parties is in default under the Operating Agreements and no matter exists which with the giving of notice, the passage of time, or both would constitute such a default, (vi) there are no restrictions upon Seller’s ability to assign its interest in the Operating Agreements to Buyer, except restrictions expressly set forth therein, (vii) no party is entitled to any offsets, credits, adjustments or abatements with respect to the amounts it owes Seller under the Surviving Operating Agreements, and (viii) Seller has not entered into any Operating Agreements with Seller’s Affiliates or any family member of Seller’s Affiliates, except for the Surviving Operating Agreement with Environs Service Company, which is owned by a family member of Milton A. Turner.
          (m) Operation. (i) Seller has not increased the retail price of the merchandise (excluding motor vehicle fuels) sold at the Convenience Stores during the ninety (90) days preceding the Execution Date, except for price increases that pass-through increases in the amount Seller is charged for merchandise that were required to maintain Seller’s overall profit margin, (ii) Seller’s Pricing Book accurately sets forth the retail price of the merchandise (excluding motor vehicle fuels) sold at the Convenience Stores as of the Execution Date, (iii) Seller has operated the Convenience Stores in their usual and customary course of business during the preceding ninety (90) days, (iv) Alcoholic Beverages may be sold at all of the Convenience Stores, except as shown on Schedule 6.1(m), and (v) to the best of Seller’s knowledge, the Records contain all material information and records maintained by or on behalf of Seller in connection with the acquisition, development, construction, improvement, ownership, occupancy, maintenance, repair, leasing, use or operation of the Assets and the Convenience Stores during at least the twenty-four (24) months immediately preceding the Closing.
          (n) No Other Agreements. The Leases, the Surviving Operating Agreements and the Permitted Encumbrances are the only agreements (oral or written) related to the Convenience Stores, the Assets or operation thereof.
          (o) No Other Assets. (i) the Properties include all real property used in connection with the operation of the Convenience Stores owned, leased or otherwise under the control of Seller or any of their Affiliates, including, but not limited to, the areas where all access drives and entrances/exits serving the Convenience Stores are located, (ii) the Properties include all material areas used in the operation of the Convenience Stores, as presently conducted, except for publicly dedicated rights-of-way and off-site access drives and encroachments shown on the Surveys, (iii) except for the Excluded Assets, the Assets include all personal property (tangible or intangible) owned by Seller and its Affiliates that is used in connection with the operation of the Convenience Stores, (iv) except for the Excluded Assets, the Assets include all personal property located on the Properties, (v) Seller and its Affiliates do not own or lease (jointly or individually) any real property located within one-quarter (1/4) mile of any portion of the Properties, except the Option Properties, (vi) there are no agreements (oral or written) granting Seller or any of Seller’s Affiliates the right to acquire or lease any real property located within one-quarter (1/4) mile of any portion of the Properties, including, but not limited to, rights of first offer and purchase options, (vii) the Convenience Stores include all convenience stores, fuel supply outlets, gasoline stations, and other businesses selling motor vehicles fuels, cigarettes, groceries, beverages and other sundries (or a combination thereof) owned or operated by Seller or its Affiliates or located on real property owned or leased by Seller or its Affiliates, except for the locations described on Schedule 6.1(o).
          (p) Fuel Branding Agreements. (i) Seller has furnished Buyer with a true, accurate and complete copy of each of the fuel supply and branding agreements described on Schedule 6.1(p) (the “Fuel Branding Agreements”), including, but not limited to, all amendments, modifications and supplements thereto, (ii) Seller has no unfulfilled obligations, present or future, to remodel, re-image or otherwise upgrade any of the Assets or the Convenience Stores (including without limitation, the pumps, dispensers, point of sale systems, and any other component thereof) under the Fuel Branding Agreements, except for Seller’s obligation under the Fuel Branding Agreements between Seller and Conoco to bring Convenience Stores 24, 29, 109, 111, 112, 113, 116, 120, 130, 131, 149, 607, 610, 611, 624, 664, 683, and 690 into compliance with Conoco’s “Oasis” program, (iii) Seller has not received any notice or other communication from a fuel supplier under the Fuel Branding Agreements (e.g. Motiva, Marathon or Conoco) or its Affiliates or representatives indicating that a future remodeling, re-imaging or upgrading of any of Assets or the Convenience Stores will or may be required in order to continue to sell the supplier’s fuel at any of Convenience Stores, except for Seller’s obligation under the Fuel Branding Agreements between Seller and Conoco to bring Convenience Stores 24, 29, 109, 111, 112, 113, 116, 120, 130, 131, 149, 607, 610, 611, 624, 664, 683, and 690 into compliance with Conoco’s “Oasis” program, (iv) Seller has not added and shall not add any “retail outlets” to “Exhibit A” under Section 9 of the “Master Conversion Agreement” Fuel Branding Agreement between Seller and Marathon; (v) Seller’s total outstanding liability for the repayment of incentives, contributions to re-imaging and improvement expenses and other allowances upon the termination of the Fuel Branding Agreement with ConocoPhillips Company is Six Hundred Ninety Two Thousand and No/100 US Dollars (US $692,000.00) or less as of January 31, 2007, (vi) Seller’s total outstanding liability for the repayment of incentives, rebates, re-imaging contributions, improvement allowances and other amounts upon failure to satisfy fuel volume purchase requirements or the termination of the Fuel Branding Agreement with Marathon Oil, Inc. is Nine Hundred Fifty One Thousand and No/100 US Dollars (US $951,000.00) or less as of January 31, 2007, and (vii) Seller’s total outstanding liability for the repayment of incentives, rebates, re-imaging contributions, improvement allowances and other amounts upon the termination of the Fuel Branding Agreement with Motiva Enterprises LLC is Three Million Four Hundred Thirty One Thousand and No/100 US Dollars (US $ 3,431,000.00) or less as of January 31, 2007.
          (q) Utilities. (i) the utility systems serving the Properties are adequate to operate the Convenience Stores, as presently operated, including, without limitation, water, gas (if applicable), electric, telephone and sanitary sewer service, (ii) except for the septic systems serving the Properties identified on Schedule 6.1(q), all utilities being furnished to the Properties are provided by public utility companies, and (iii) none of the Convenience Stores has experienced flooding or other material problems caused by storm water.
          (r) Employees. (i) there is no unfair labor practice charge or complaint pending or, to the best of Seller’s knowledge, threatened against the Seller, (ii) Seller is not a party to or otherwise bound by any court or other governmental judgment, order, writ, injunction or decree relating to its employees or employment practices, (iii) there are no collective bargaining agreements applicable to Seller’s employees, (iv) Seller is not a party to any contract with any labor organization, and (v) no campaigns are being conducted to solicit authorization from the Seller’s employees to be represented by any labor organization.
          (s) Benefits. (i) Seller does not have any unpaid liability of any kind or nature whatsoever arising out of or relating to any “employee pension benefit plan” or “pension plan” as defined in Section 3(2) of the ERISA, (ii) at no time has Seller been required to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA or “multiple employer plan” as defined in IRC Section 413(c), incurred any withdrawal liability as provided in Section 4201 of ERISA, or established, maintained, or contributed to any benefit plan that provides retiree medical or retiree life insurance coverage, (iii) all “employee benefit plans,” as defined in Section 3(3) of ERISA, established or maintained by Seller, if any, comply with the terms of the plan and Applicable Laws, including, but not limited to, ERISA and the IRC, (iv) there are no pending denials of benefit claims or unpaid claims under any “employer welfare benefit plan” or “welfare plan” established or maintained by Seller, (v) Seller does not maintain or contribute to any “employee benefit plan” as defined in Section 3(3) of ERISA under which Buyer will incur any liability as a result of the transactions contemplated in this Agreement, and (vi) Seller has not established, maintained or participated in a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
          (t) Warn Act. Seller’s termination of the Store Employees will not result in a “plant closing” or “mass layoff” as defined in the Warn Act, so long as Buyer offers employment to the Store Employees to the extent required under Section 5.5.1.
          (u) Taxes. (i) Seller has paid all sales, income, gross receipts, excise, franchise, use, rental, license, privilege, employment, payroll, transfer, business, occupation, real property, personal property, fuel, tobacco, Alcoholic beverage and other taxes due in connection with Seller’s ownership or operation of the Convenience Stores or related to the Assets, to the extent the same are due and payable, including, but not limited to, any estimated tax payments that Seller is required to make under Applicable Laws, (ii) there are no pending contests or appeals involving the assessed value of any Properties or the Personal Property for purposes of any tax or the amount of any Real Property Taxes or Personal Property Taxes, (iii) to the best of Seller’s knowledge, no new assessments (general or special, public or private) are pending or contemplated against any of the Properties or the Personal Property, (iv) Seller has furnished Buyer with a true, accurate and complete copy of all tax bills due in connection with Seller’s ownership or operation of the Convenience Stores or its ownership of the Assets during the current tax year and immediately prior tax year, (v) Seller has timely filed or, if not yet due, Seller will timely file all tax returns and reports required to be filed by Seller under Applicable Laws in connection with Seller’s ownership or operation of the Convenience Stores and ownership of the Assets for periods prior to the Transfer Time, and such tax returns and reports will be true, correct and complete in all material respects, (vi) Seller has not received notice of a determination or inquiry by any governmental authority that there are or may be unpaid taxes owed by Seller with respect to tax returns or reports filed or taxes due prior to the Closing Date, (vii) there are no tax liens pending against Seller or any of the Assets, except the lien for real property taxes and personal property taxes for the current year which are not yet due and payable, (viii) there are no pending or, to the best of Seller’s knowledge, threatened tax examinations, investigations, inquiries, audits, suits, actions, claims or proceedings relating to taxes paid or owed by Seller, (ix) Seller has collected or will collect all sales, fuel, tobacco, Alcoholic Beverage, use and other similar taxes required to be collected prior to the Transfer Time, (x) Seller has furnished properly completed exemption certificates for all exempt transactions with respect to such taxes, and Seller will remit such taxes to the proper governmental authorities prior to the Transfer Time, to the extent possible, and (xii) Seller has maintained and has in its possession all records, supporting documents and exemption certificates required under Applicable Laws with respect to the taxes due or to be collected in connection with Seller’s ownership or operation of the Convenience Stores or the ownership of the Assets.
          (v) Intangible Property. (i) Seller is the owner of the Intangible Property, (ii) Seller has the right to assign the Intangible Property to Buyer, and (iii) to the best of Seller’s knowledge, the Trade Names & Marks do not infringe on or conflict with the rights or intellectual property of any other Person.
          (w) Full Disclosure. To the best of Seller’s knowledge, (i) there are no material inaccuracies or omissions in the information regarding the Convenience Stores or the Assets that Seller has furnished to Buyer, and (ii) Seller is not aware of any fact, event or circumstance that could have a material adverse affect on the Convenience Stores, the Assets or Seller’s ability to perform its obligations under this Agreement, excluding general market conditions.
          (x) Internal Controls. Seller has maintained, and will maintain through Closing, a system of internal controls sufficient to provide reasonable assurance that Seller’s transactions are executed with management’s authorization and Seller’s transactions are recorded in a manner sufficient to allow the preparation of financial statements in accordance with GAAP.
          (y) 1445 Certifications. Seller is not (i) a “foreign person,” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended, or (ii) a “disregarded entity” as such term is defined in Section 1.1445-2(b)(2)(iii) of the Code of Federal Regulations.
          (z) Patriot Act. Neither Seller nor any of its Affiliates is a person or entity with whom U.S. persons are restricted from doing business with under Applicable Laws, including, without limitation, the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of Treasury (e.g. OFAC’s Specially Designated and Blocked Persons list), Executive Order 13224 or the

United and Strengthening America by Providing Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (“USA Patriot Act”).
          The representations and warranties of Seller set forth in this Section 6.1 shall survive the Closing for a period of thirty six (36) months, except there shall be no limitation on the survival period of (i) the representations and warranties set forth in Sections 6.1(a), 6.1(s), 6.1(t), 6.1(u) and 6.1(z), or (ii) claims arising as a result of Seller’s fraud or knowing misrepresentation.
     6.2 Buyer’s Representations & Warranties. As of the Execution Date and as of Closing, Buyer represents, warrants and covenants to Seller as follows:
          (a) Power & Authority. (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) Buyer has all power and authority necessary for Buyer to enter into and perform its obligations under this Agreement, subject to the parties obtaining all approvals required under the HSR Act, (iii) this Agreement is enforceable against Buyer in accordance with its terms, (iv) the execution, delivery and performance of this Agreement by Buyer does not conflict with or constitute a breach of any contract, agreement or other instrument by which Buyer is bound, and (v) the execution, delivery and performance of this Agreement by Buyer does not conflict with or result in a breach of any order, judgment, writ, injunction or decree of any court, arbiter or governmental authority.
          (b) Bankruptcy. (i) Buyer has not filed any voluntary petition in bankruptcy or sought to reorganize its affairs under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors, (ii) Buyer has not had an involuntary petition filed against it under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors, and (iii) Buyer has not been adjudicated as bankrupt or insolvent.
          (c) Claims & Actions. There are no pending or, to Buyer’s actual knowledge, threatened claims, lawsuits, or other legal proceedings that will or could have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement.
          (d) Governmental Proceedings. To Buyer’s actual knowledge, there are no pending or threatened governmental actions, proceedings or investigations that could have a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement.
          (e) Patriot Act. Neither Buyer nor any of its Affiliates is a person or entity with whom U.S. persons are restricted from doing business with under Applicable Laws, including, without limitation, the regulations of the OFAC of the Department of Treasury (e.g. OFAC’s Specially Designated and Blocked Persons list), Executive Order 13224 or the USA Patriot Act.
          The representations and warranties of Buyer set forth in this Section 6.2 shall survive for a period of thirty six (36) months except there shall be no limitation on the survival period of (i) the representations and warranties set forth in Sections 6.2(a) and 6.2(e), or (ii) claims arising as a result of Buyer’s fraud or knowing misrepresentation.

ARTICLE VII
CLOSING
     7.1 Conditions to Closing.
          (a) Buyer’s obligation to consummate the transaction contemplated by this Agreement is contingent upon all of the following conditions (the “Buyer Closing Conditions”) being satisfied as of the date and time the Closing is scheduled to take place under Section 7.2:
               (i) Seller not being in default under this Agreement, and all of the representations and warranties made by Seller in this Agreement being true, accurate and complete in all material respects;
               (ii) No change affecting any of the Assets or the Convenience Stores having occurred after the Execution Date that, in Buyer’s reasonable judgment, will have a Material Adverse Effect;
               (iii) Buyer receiving the Title Policies or Title Company’s irrevocable and unconditional commitment to issue the Title Policies, in the form of the Pro Forma Title Policies, insuring good and marketable fee simple or leasehold title, as applicable, free from Title Defects;
               (iv) no lawsuit, governmental action, or change in Applicable Laws that is adverse to the Assets or the operation of the Convenience Stores having been instituted, adopted, filed or threatened;
               (v) Buyer’s receipt of the Required Agreements;
               (vi) Buyer receiving updates to its Phase I environmental assessments of the Properties that do not reveal any matter that was not expressly disclosed in the initial Phase I environmental assessments obtained by Buyer in 2006, which, in Buyer’s reasonable opinion, suggests that further investigation is reasonable under the circumstances.
               (vii) all of the Permits being validly transferred to Buyer or re-issued in Buyer’s name; and
               (viii) Buyer or one of its Affiliates entering into or obtaining, as applicable, the Replacement Jobber Agreements in form and substance satisfactory to Buyer, in its sole discretion. Buyer is relying on the representations and warranties set forth in 6.1(p) in negotiating and entering into the Replacement Jobber Agreements.
          If any of the Buyer Closing Conditions is not satisfied as of the date and time the Closing is schedule to occur, then Buyer may: (i) terminate this Agreement by written notice to Seller, in which case the Earnest Money shall be immediately refunded to Buyer; (ii) postpone the Closing for up to thirty (30) days in order to allow such Buyer Closing Conditions to be satisfied, in which case the provisions of this section shall continue to apply; or (iii) waive such Buyer Closing Conditions and proceed with the Closing. The Earnest Money shall be immediately refunded to Buyer following the termination of this Agreement pursuant to this Section 7.1. Nothing herein shall limit the remedies available to Buyer as a result of Seller’s default under this Agreement.
          (b) Seller’s obligation to consummate the transaction contemplated by this Agreement is contingent upon all of the following conditions (the “Seller Closing Conditions”) being satisfied as of the date and time the Closing is scheduled to take place under Section 7.2:
               (i) Buyer or its designee entering into the Replacement Jobber Agreements with Motiva, Conoco/Phillips and Marathon, as applicable.

          If any of the Seller Closing Conditions is not satisfied as of the date and time the Closing is schedule to occur, then Seller may: (i) terminate this Agreement by written notice to Buyer, in which case the Earnest Money shall be immediately refunded to Buyer; (ii) postpone the Closing for up to thirty (30) days in order to allow such Seller Closing Conditions to be satisfied, in which case the provisions of this section shall continue to apply; or (iii) waive such Seller Closing Conditions and proceed with the Closing. The Earnest Money shall be immediately refunded to Buyer following the termination of this Agreement pursuant to this Section 7.1. Nothing herein shall limit the remedies available to Seller as a result of Buyer’s default under this Agreement.
     7.2 Closing.
          7.2.1 Date, Time and Location. Subject to the other provisions of this Agreement, including, but not limited to, Section 4.3, the Closing shall take place at 1:00 p.m. (CST) on the date which is thirty (30) Business Days after the Execution Date. The Closing shall take places at the offices of Boult, Cummings, Conners & Berry PLC in Nashville, Tennessee.
          7.2.2 Closing Deliveries.
               (a) Deeds. At Closing, Seller shall execute and deliver: (i) Statutory Warranty Deeds, in recordable form, conveying good and marketable fee simple absolute title to each of the Fee Properties located in Alabama, (ii) Limited Warranty Deeds, in recordable form, conveying good and marketable fee simple absolute title to each of the Fee Properties located in the State of Georgia to Buyer, and (iii) Special Warranty Deeds, in recordable form, conveying good and marketable fee simple absolute title to each of the Fee Properties located in Tennessee to Buyer. The Fee Properties shall be conveyed to Buyer subject only to applicable Permitted Encumbrances.
               (b) Assignment of Leases. At Closing, Seller and Buyer shall enter into an Assignment and Assumption of Leases, in the form attached hereto as Schedule 7.2.2(b), under which (i) Seller assigns to Buyer the tenant’s interest in the Leases, and (ii) Buyer assumes the tenant’s obligations under the Leases to the extent such obligations first arise and relate to periods from and after the Closing.
               (c) Bill of Sale. At Closing, Seller shall execute and deliver a Bill of Sale, in the form attached hereto as Schedule 7.2.2(c), conveying good and merchantable title to the Personal Property, the Fuel Inventory, the Food Supplies Inventory and the Merchandise Inventory to Buyer.
               (d) Assignment of Surviving Operating Agreements. At Closing, Seller and Buyer shall enter into an Assignment and Assumption of Surviving Operating Agreements, in the form attached hereto as Schedule 7.2.2(d), under which (i) Seller assigns to Buyer all of Seller’s interest in the Surviving Operating Agreements, and (ii) Buyer assumes Seller’s obligations under the Surviving Operating Agreements to the extent such obligations first arise and relate to periods from and after the Closing.
               (e) Assignment of Intangible Property. At Closing, (i) Seller and Buyer shall enter into an Assignment of Intangible Property, in the form attached hereto as Schedule 7.2.2(e), under which Seller assigns to the Intangible Property to Buyer, and (ii) Seller shall execute any other documents necessary to transfer registration of the Trade Names & Marks to Buyer.
               (f) Alcohol Sales Management Agreement. If any Alcohol Sales Permits cannot be assigned to Buyer and a replacement for the same has not been issued to Buyer at Closing,

Seller shall enter into an Alcohol Sales Management Agreement with Buyer in the form attached hereto as Schedule 7.2.2(f) at Closing.
          (g) Non-Competition Agreement. At Closing, Buyer and Calfee shall enter into, and Calfee shall cause Milton A. Turner, Joseph F. Turner and Samuel D. Turner to enter into, a Non-Competition Agreement in the form attached hereto as Schedule 7.2.2(g).
          (h) Purchase Option/ROFR. At Closing, Buyer and Seller shall enter into agreements, in the form attached hereto as Schedule 7.2.2(h), granting Buyer a purchase option and right of first refusal with respect to each of the Option Properties. Each such agreement shall cover one (1) of the Option Properties.
          (i) Title Insurance Documents. At Closing, Seller shall: (i) execute and deliver to Buyer an Owner’s Affidavit in the form attached hereto as Schedule 7.2.2(i); (ii) furnish Buyer with such resolutions, formation documents and certificates of good standing/existence as are reasonably required by the Title Company to establish that this Agreement has been duly authorized by and is enforceable against Seller; and (iii) take such actions as are required to cause the Title Company to delete the mechanics’ and materialmen’s exception from the Title Policies.
          (j) Tax Documents. At Closing, Seller shall furnish Buyer with: (i) an affidavit, in the form attached as Schedule 7.2.2(j), setting forth the total sales and use taxes that are or may be owed by Seller under T.C.A. § 67-6-101 et seq., as amended or any successor statute; (ii) reliable evidence that Seller has paid all taxes it owes under T.C.A. § 67-4-721 et seq., as amended or any successor statute, for the most recent taxable year end before the Closing Date; and (iii) a Real Estate Transfer Tax Declaration in accordance with O.C.G.A. §48-6-1 et. seq., as amended or any successor statute. At Closing, an amount equal to any unpaid sales and use taxes owed (or that will be owed) by Seller as of the Closing shall be deducted from the Purchase Price and paid to the appropriate governmental authorities. No later than ten (10) Business Days after Closing, Seller shall file all final tax returns and all notifications or other filings required under and pay all taxes its owes pursuant to T.C.A. §67-6-101et seq., T.C.A. §67-4-701 et seq. and T.C.A. § 67-5-101 et seq., as amended or any successor statutes, and furnish Buyer with copies of such returns, notifications and filings.
          (k) Georgia Lien Affidavit. At Closing, Seller shall execute and deliver to Buyer an affidavit in substantially the form attached hereto as Schedule 7.2.2(k), stating that all Persons involved in the purchase, sale, leasing or management of the Properties that may have lien rights under O.C.G.A. §44-14-600 et. seq. have been paid in full.
          (l) Georgia Residency Affidavit. At Closing, (i) Seller shall execute and deliver to Buyer an affidavit, in substantially the form attached hereto as Schedule 7.2.2(l), stating the Seller is a resident of Georgia, (ii) Seller shall furnish Buyer with satisfactory evidence that Buyer is not required to withhold any amounts pursuant to O.C.G.A. §48-7-128 et. seq., or (iii) Buyer shall withhold any amount required under O.C.G.A. §48-7-128 et. seq. and Seller shall satisfy any requirements of said statute that must be satisfied in connection with the sale of the Properties.
          (m) License Agreement. At Closing, Buyer and Calfee Company of Dalton, Inc. shall enter into a License Agreement in the form attached hereto as Schedule 7.2.2(m).
          (n) USTs & Remediation Agreements. At Closing, Seller shall (i) execute and deliver to Buyer all documents required to validly transfer the UST Systems to Buyer, (ii) furnish Buyer with all documents requiring the signature of Seller that must be filed with any governmental agency in connection with the transfer of the UST Systems to Buyer, and (iii) furnish Buyer with a written statement setting forth the total outstanding liabilities of Seller under each of the Seller Remediation Agreements, and Seller shall pay all accrued but unpaid amounts that Seller owes under the Seller Remediation Agreements.
               (o) Closing Statement. At the Closing, Seller and Buyer shall prepare a written statement that sets forth the Purchase Price, the Fuel Inventory Estimated Payment, the Merchandise Inventory Estimated Payment, the Change Fund, and all credits to and debits against the Purchase Price provided for in this Agreement, all amounts being prorated between the parties pursuant to this Agreement, and all disbursements to be made at the Closing on behalf of Seller or Buyer.
               (p) Opinion Letter. At Closing, Seller shall furnish Buyer with an authority and enforceability opinion letter from Kennerly, Montgomery & Finley, P.C., in form and substance reasonably acceptable to Buyer.
               (q) Non-Surviving Operating Agreements. At Closing, Seller shall furnish Buyer with written evidence, reasonably satisfactory to Buyer, that Seller has terminated any Non-Surviving Operating Agreements.
               (r) Updated U.C.C. Report. On the day preceding the Scheduled Closing Date, Seller shall furnish Buyer with a U.C.C. Report dated no more than two (2) Business Days prior to the Scheduled Closing Date.
               (s) Other Documents. At Closing, Seller and Buyer shall execute and deliver such other instruments as are reasonably required to carry out the purpose and intent of this Agreement, including, but not limited to, IRS §1445 Certificates.
          7.2.3 Possession. At the time of the Closing, Seller shall deliver possession of the Properties to Buyer, subject only to the Surviving Operating Agreements and the Permitted Encumbrances. Seller shall cause the Removed Excluded Assets to be removed from the Property prior to Closing. The Remaining Excluded Assets shall remain at the Convenience Stores and shall be in working order and condition as of the Closing, free from damage that Seller is obligated to repair. Seller shall reimburse Buyer for the reasonable costs of repairing any material damage to the Properties or the items located thereon, including, but not limited to, the Personal Property, caused by the removal of the Removed Excluded Assets.
          7.2.4 Records & Keys. At Closing, Seller shall (i) deliver to Buyer the originals of the Leases, the Surviving Operating Agreements, and other Records, and (ii) all keys, codes, passwords, combinations, and administrator information related to the Assets or the Convenience Stores. Seller may keep copies of such materials, at Seller’s sole cost and expense.
          7.2.5 Closing Costs. At Closing: (i) Buyer and Seller shall each pay one-half (1/2) the cost of the Pro Forma Title Policies, the Title Policies and related title commitments, except Buyer shall be responsible for paying the cost of any endorsements to the Title Policies requested by Buyer or its lender; (ii) Buyer shall pay the cost of recording the deeds conveying the Fee Properties to Buyer; (iii) Seller shall pay all transfer taxes and documentary stamps due in connection with Seller’s conveyance of the Assets to Buyer, the cost of recording all instruments releasing Liens; and (iv) Seller shall pay any amount it owes under Section 3.2.5. Each of the parties hereto shall pay the fees charged by its attorneys in connection with the transaction contemplated by this Agreement. Except as otherwise expressly provided herein, Buyer shall be responsible for all costs and expenses incurred by Buyer in connection with its inspection of the Assets.
     7.3 Carve Out Stores.
          (a) Subject to the other terms hereof, if there are any Carve Out Stores, then:
               (i) the Closing shall take place with respect to all of the Convenience Stores other than the Carve Out Stores;
               (ii) the Carve Out Stores and the portion of the Assets related to such Carve Out Stores (including, without limitation, the Properties upon which the Carve Out Stores are located, the Personal Property at such Carve Out Stores, the Surviving Operating Agreements related to such Carve Out Stores, and the Merchandise Inventory, Fuel Inventory and Food Supplies Inventory at such Carve Out Stores) shall not be transferred to Buyer at the Closing;
               (iii) the Store Employees working at such Carve Out Stores shall remain employees of Seller, unless and until the same are hired by Buyer in connection with the transfer of the Carve Out Stores to Buyer pursuant to this Agreement;
               (iv) the Inventory Estimates shall be reduced by Buyer’s and Seller’s agreed upon good faith estimate of the value of the Merchandise Inventory, Fuel Inventory and Food Supplies Inventory at such Carve Out Stores;
               (v) the allocations set forth on Schedule 3.1 shall be reduced by the Carve Out Store Values of the Carve Out Stores, unless and until such Carve Out Stores are transferred to Buyer pursuant to this Agreement;
               (vi) the parties shall execute an amendment to this Agreement that modifies the terms, covenants and conditions contained in this Agreement to the extent necessary to allow the Closing to take place with respect to such Carve Out Stores on the date that is ten (10) Business days after the Required Agreements related to the Carve Out Stores are received or waived by Buyer and the Title Requirements related to the Carve Out Stores are satisfied or waived by Buyer (by way of example and not limitation, the proration and adjustment provisions of Article VIII shall be modified to apply to the Carve Out Store as of the date the Carve Out Store is actually transferred to Buyer);
               (vii) All of the Earnest Money shall be applied against the Purchase Price at the time of the Closing related to the Assets other than those described in (ii) of this section; and
               (viii) the Buyer Closing Conditions and Seller Closing Conditions shall continue to apply with respect to a Carve Out Store until such Carve Out Store is transferred to Buyer pursuant to this Agreement.
          It is the intention of the parties to allow the Closing to take place with respect to all of the Assets other than those specified (ii) above, but to preserve the Buyer’s rights and Seller’s obligations under this Agreement with respect to such Carve Out Store and related Assets until the Required Agreements related to the same are obtained and the Title Requirements related to the same are satisfied.
          (b) The Purchase Price shall be reduced by the Carve Out Store Value of each Carve Out Store; provided, subject to the prorations and adjustments provided for herein, Buyer shall pay the

Carve Out Store Value for each Carve Out Store to Seller, as part of the Purchase Price, at the time such Carve Out Store and the Assets related to such Carve Out Store are transferred to Buyer pursuant this Agreement.
          (c) With respect to each Carve Out Store, the terms “Closing” and “Closing Date” as used throughout this Agreement shall be deemed to mean the date such Carve Out Store and all Assets related to such Carve Out Store are actually transferred to Buyer in accordance with terms of this Agreement.
          (d) The form of the Non-Competition Agreement executed at the time of the Closing for all of the Convenience Stores other than the Carve Out Stores shall be modified from that attached hereto as Schedule 7.2.2(g) to permit Seller to continue to operate such Convenience Stores until the Carve Out Store is transferred to Buyer pursuant to this Agreement; provided if this Agreement is terminated with respect to any Carve Out Store, the Non-Competition Agreement shall be modified to allow Seller to operate such Carve Out Store for eighteen (18) months thereafter if such Carve Out Store is located on a Fee Property and for the greater of eighteen (18) months thereafter or the remainder of the then current lease term (without extension or renewal thereof) if the Carve Out Store is located on a Leased Properties.
          (e) In the event Buyer has not received the Required Agreements with respect to any Carve Out Store or the Title Requirements related to any Carve Out Store are not satisfied within one hundred twenty (120) days after the Closing Date with respect to all of the Assets other than those described in Section 7.3(a)(ii), then Buyer or Seller may, at any time thereafter, terminate this Agreement with respect to such Carve Out Store by giving written notice to the other party; provided Seller may not terminate this Agreement if Buyer agrees to waive the missing Required Agreements and unsatisfied Title Requirements related to such Carve Out Store. If Buyer desires to waive the requirement that it receive any Subordination, Non-Disturbance and Attornment Agreements described in paragraph 1 of Schedule 14.12 (an “SNDA”) from a particular lender of a particular landlord, then Buyer must waive the requirement that it receive all unobtained SNDAs required from such lender with respect to Convenience Stores owned by such landlord. If Buyer desires to waive the requirement that it receive any waiver of a right of first refusal described in paragraph 15 of Schedule 14.12 (as “ROFR Waiver) from a particular oil company, then Buyer must waive the requirement that it receive all unobtained ROFR Waivers required from that oil company. If this Agreement is terminated with respect to any Carve Out Store, Seller shall retain such Carve Out Store (and the Assets related to such Carve Out Store described in Section 7.3(a)(ii)) and Buyer shall retain the Carve Out Store Value of such Carve Out Store.
          (f) If Buyer fails to purchase any Carve Out Store from Seller in breach of this Agreement and Buyer does not cure such breach within five (5) Business Days after it receives written notice of the same from Seller, then Seller may, as its sole and exclusive remedy, terminate this Agreement or specifically enforce Buyer’s obligation to purchase such Carve Out Store on the terms set forth herein.
          (g) In the event Buyer has not received the Required Consents, Estoppels & Waivers with respect to any Carve Out Store by one hundred twenty (120) days after the Closing Date with respect to all of the Assets other than those described in Section 7.3(a)(ii), Buyer may, at any time thereafter, terminate this Agreement and retain the Carve Out Store Value of such Carve Out Store, by giving written notice to Seller.

     7.4 Existing Liabilities. Except as otherwise expressly provided in this Agreement, Buyer is not assuming any liability, debt or obligations, known or unknown, related to the Assets or the Convenience Stores that is attributable to any period prior to the Closing or related to the Excluded Assets, all of which shall remain Seller’s responsibility, and Buyer is not waiving any right of contribution or any other claim of liability or responsibility that it may have against Seller or any other Person under Applicable Laws.
ARTICLE VIII
PRORATIONS AND ADJUSTMENTS
     8.1 Calculation. All prorations to be made under this section “as of the Closing Date” shall be made, except as otherwise provided herein, so that Seller pays the portions of the expenses and receives the portions of the income to be prorated under this Agreement which are allocable to periods prior to and including the Closing Date and Buyer shall pay the portions of such expenses and receive the portions of such income which are allocable to periods on and after the Closing Date.
     8.2 Taxes. Except for Real Property Taxes that the landlord is obligated to pay under the Leases, at Closing, (i) Seller shall pay all unpaid Real Property Taxes and Personal Property Taxes due with respect to years prior to the year of Closing, and (ii) the Real Property Taxes and Personal Property Taxes for the year of Closing shall be prorated between Seller and Buyer as of the Closing Date with Seller being responsible for the cost of such taxes through and including the Closing Date. To the extent any such Real Property Taxes and Personal Property Taxes cannot be paid at Closing, Seller shall pay Buyer its share of the same at Closing and Buyer shall be responsible for the payment of such Real Property Taxes and Personal Property Taxes to the proper taxing authority. If the amount of any Real Property Taxes or Personal Property Taxes to be paid under this section are not known with certainty as of the Closing, the same shall be estimated based on the best available information, with prompt adjustment between the parties as soon as the same are finally determined, so that Seller and Buyer pay only the portion thereof that they are responsible for under this section.
     8.3 Contract Payables. All Contract Payables shall be prorated between Seller and Buyer as of the Closing Date. To the extent any Contract Payables have not been paid as of the Closing, Seller shall pay Buyer its share of the same, if any, at Closing and Buyer shall be responsible for tendering such Contract Payables to the proper party.
     8.4 Contract Receivables. All Contract Receivables received by Seller or Buyer prior to or after the Closing shall be prorated between the parties as of the Closing Date. At Closing, Seller shall furnish Buyer with a written certificate setting forth the amount of all unpaid Contract Receivables allocable to periods prior to Closing, the amount of all Contract Receivables received by Seller that are allocable to periods from and after the Closing, and the periods to which the same relate. In the event Buyer is entitled to any portion of the Contract Receivables that have been paid to Seller as of the Closing, Seller shall tender the same to Buyer at Closing. After Closing, all Contract Receivables received by Buyer or Seller pursuant to any Lease or Surviving Operating Agreement shall be applied first to amounts due under such Lease or Surviving Operating Agreement for the then current period and then to reduce delinquent amounts due under such Lease or Surviving Operating Agreement in inverse order of when they first became due. Seller and Buyer agree to promptly tender any amounts that it receives that are due the other party under the provisions of this subsection. Buyer acknowledges and agrees that any re-imaging incentives paid to Seller under the Fuel Branding Agreements prior to Closing shall not constitute Contract Receivables and shall be retained in full by Seller.

     8.5 Utilities. Seller shall pay, when due, all charges for utilities furnished to the Properties prior to the Closing Date, and Seller shall be entitled to all refundable deposits posted by Seller in order to obtain utility service to the Properties. Buyer shall be responsible for making arrangements for the continuation of such utilities following the Closing; provided if any such utility service is not transferred to an account in Buyer’s name by the Closing Date, then the charges for such utility service for the month of Closing shall be prorated between Buyer and Seller as of the Closing Date with Seller being responsible for charges of such utilities through and including the Closing Date. Seller agrees to cooperate with, assist and join in Buyer’s efforts to establish utility accounts for the Properties in Buyer’s name; provided, however, in no event shall Seller be required to pay the cost of any utilities provided to the Properties after the Closing Date and Buyer shall indemnify, defend and hold harmless Seller from and against any such utility costs.
     8.6 Security Deposits. At Closing, Seller shall furnish Buyer with a written certificate setting forth all refundable deposits being held by Seller under the terms of the Surviving Operating Agreements and Seller shall tender such deposits to Buyer, together with any interest earned thereon that may have to refunded; provided, however, Seller shall not be required to deliver to Buyer any deposits or interest that has been properly forfeited to Seller in accordance with the terms of the Surviving Operating Agreements.
     8.7 Unknown Amounts. In the event any amount to be prorated between the parties or credited to either of the parties under the terms of this ARTICLE VIII is not known with certainty as of the Closing, the parties shall use an estimate of such amount at the Closing. If more current information is not available, such estimates shall be based upon the prior operating history of the Assets and the most recent prior bills. As such estimated amounts become finally known, Seller and Buyer shall make any payments necessary to cause Seller and Buyer to pay the amounts it is responsible for under this ARTICLE VIII, but no more.
ARTICLE IX
INDEMNIFICATION.
     9.1 Seller’s Indemnity. Except to the extent caused by Buyer or any of its agents, employees, contractors or representatives, Seller shall indemnify, defend and hold harmless Buyer from and against all Liabilities arising from claims of third parties that may at any time be imposed upon, incurred by or asserted or awarded against Buyer as a result of:
          (i) the ownership, operation, or use of the Assets prior to Closing;
          (ii) the operation of the Convenience Stores prior to Closing;
          (iii) any act or omission of Seller related to the Assets or the Convenience Stores;
          (iv) any personal injury or property damage occurring (or allegedly occurring) on Properties or caused (or allegedly caused) by the operation of the Convenience Stores or the Assets prior to Closing;
          (v) any claims against or liabilities of Seller as an employer, plan sponsor, plan fiduciary or plan administrator and any obligations of Seller under ERISA or the IRC related to the Assets, Convenience Stores, or the Store Employees;

          (vi) any claims against or liabilities imposed upon Buyer as a successor employer of any Store Employees that relate to periods prior to Closing or arise as a result of Seller’s failure to fulfill its obligation and liabilities to the Store Employees, including, but not limited to, any obligations under COBRA or FMLA;
          (vii) Seller’s failure to comply (or alleged failure to comply) with Applicable Laws relating to the employment of labor at the Convenience Stores, including, but not limited to, COBRA requirements, reporting obligations, withholding, wages, hours, equal opportunity, nondiscrimination, occupational health and safety, employee benefits, severance, Social Security contributions and employment taxes; or
          (viii) Seller’s failure or alleged failure to pay any Pre-Closing Business Tax.
     9.2 Buyer’s Indemnity. Except to the extent caused by Seller or any of its agents, employees, contractors or representatives, Buyer shall indemnify, defend and hold harmless Seller from and against all Liabilities from claims of third parties that may at any time be imposed upon, incurred by or asserted or awarded against Seller as a result of:
          (i) Buyer’s ownership, operation or use of the Assets after Closing;
          (ii) Buyer’s operation of the Convenience Stores after the Closing;
          (iii) any personal injury or property damage occurring (or allegedly occurring) on Properties or caused (or allegedly caused) by the operation of the Convenience Stores or the Assets after the Closing while owned or operated by Buyer or its Affiliates;
          (iv) any claims against or liabilities of Buyer as an employer, plan sponsor, plan fiduciary or plan administrator under ERISA or the IRC related to Buyer’s operation of the Convenience Stores after Closing;
          (v) Buyer’s failure to comply (or alleged failure to comply) with Applicable Laws relating to the employment of labor at the Convenience Stores after Closing, including, but not limited to, reporting obligations, withholding, wages, hours, equal opportunity, occupational health and safety, employee benefits, severance, Social Security contributions and employment taxes;
          (vi) Buyer’s failure (or alleged failure) to pay any sales, income, gross receipts, excise, franchise, use, rental, license, privilege, employment, payroll, transfer, business, occupation and other taxes due in connection with the operation of the Convenience Stores by Buyer after Closing; or
          (vii) Buyer’s failure (or alleged failure) to comply with any incentive repayment obligations set forth in the Replacement Jobber Agreements, except Buyer shall not be required to indemnify, defend or hold harmless Seller from (A) any claim arising as a result of an act, event or matter that gives rise to or constitutes a breach by Seller of this Agreement or any other agreement executed by Seller (and Seller shall remain liable for any such breach), or (B) any claim related to such incentives to the extent Seller has been released from liability for the repayment thereof.
     9.3 Environmental Exclusion. Notwithstanding anything to the contrary contained herein, the provisions of this ARTICLE IX shall not apply to claims, actions, lawsuits, losses, damages, liabilities, costs and expenses related to Fuel Contamination or Hazardous Materials discharged on or from any of the Properties; it being agreed that the same shall be governed by Article 5.4.

ARTICLE X
CASUALTY AND CONDEMNATION.
     10.1 Casualty. Until Closing, Seller agrees to maintain the existing replacement cost property insurance covering the Assets (the “Property Insurance”). In the event any Property or Personal Property is damaged by fire or other casualty prior to Closing, then Buyer may elect to either: (i) terminate this Agreement prior to Closing by giving written notice to Seller and, in that event, all Earnest Money shall be immediately refunded to Buyer, or (ii) elect to proceed with the Closing and, in that event, Seller shall pay to the Buyer an amount equal to the deductible under the Property Insurance (the “Deductible Payment”) and Seller shall validly assign to Buyer all insurance proceeds and other sums payable by third parties as a result of such fire or other casualty (“Third Party Payments”), including, but not limited to, business interruption insurance proceeds; provided if such assignment would impair recovery, Seller shall pay Buyer an amount equal to said insurance proceeds, Third Party Payments and the Deductible Payment at Closing. In the event the Property or Personal Property is damaged by fire or other casualty prior to Closing and such damage to the Property or Personal Property is not fully covered by insurance and the amount of the cost of repair or replacement, minus the insurance proceeds (the “Shortfall”) is less than $500,000, Seller shall pay Buyer, at Closing, the cost of fully restoring the portions of the Property and the Personal Property damaged by such fire or casualty. In the event the Property or Personal Property is damaged by fire or other casualty prior to Closing and such damage to the Property or Personal Property is not fully covered by insurance and the amount of the Shortfall is $500,000 or more, Seller shall elect to either (x) pay to Buyer, at Closing, the cost of fully restoring the portions of the Property and the Personal Property damaged by such fire or casualty, or (y) if the parties are able to agree upon an appropriate reduction to the Purchase Price, then Seller may retain the Convenience Store that was damaged or that contained the damaged Personal Property (and the portion of the Assets related to such Convenience Store (including, without limitation, the Property upon which the Convenience Store is located, the Personal Property at such Convenience Store, the Surviving Operating Agreements related to such Convenience Store, and the Merchandise Inventory, Fuel Inventory and Food Supplies Inventory at such Convenience Store)) and the Purchase Price shall be reduced by the Carve Out Store Value of such Convenience Store (calculated as if such Convenience Store had been a Carve Out Store); provided that once Buyer receives written notice of Seller’s election, Buyer shall have the option of accepting the available insurance proceeds and the Deductible Payment as a credit against the Purchase Price and proceeding with the Closing. Seller shall bear the risk of loss or damage to the Assets until the Closing.
     10.2 Condemnation. In the event there is an actual, pending or threatened taking of any portion of the Properties or the Personal Property by condemnation or eminent domain prior to Closing (a “Taking”), Seller shall notify Buyer thereof, in writing. If Buyer determines, in its reasonable judgment, that a Taking will have a material adverse effect on Buyer’s ability to operate any of the Convenience Store, as presently conducted by Seller, then Buyer may either: (a) terminate this Agreement prior to Closing by giving written notice to Seller and, in that event, the Earnest Money shall be immediately refunded to Buyer following the termination of this Agreement pursuant this Section 10.2; or (b) proceed with the Closing and the condemnation awards payable as a result of such Taking shall be paid to Buyer at Closing. In the event the condemnation awards due as a result of any Taking have not been received by Seller as of the Closing, Seller shall assign all of its interest in the same to Buyer at Closing; provided if Buyer determines that such assignment is prohibited or would impair recovery, then, in lieu thereof, Seller shall tender to Buyer all such awards as soon as it receives the same. Seller shall not reach any settlement or agreement related to any Taking, unless Buyer consents thereto, in writing, which consent shall not be unreasonably withheld, qualified or delayed.

ARTICLE XI
DEFAULT & REMEDIES.
     11.1 Seller’s Failure to Close. If Seller breaches this Agreement by failing to sell the Assets to Buyer and Seller does not cure such breach within five (5) Business Days after it receives written notice of the same from Buyer, then Buyer may, as its sole and exclusive remedy, either: (i) obtain specific performance Seller’s agreement to sell Buyer the Assets on the terms of this Agreement; or (ii) terminate this Agreement, receive a refund of the Earnest Money, and recover an amount equal to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) from Seller as full and agreed upon liquidated damages. Buyer and Seller agree that said liquidated damages are reasonable given the circumstances now existing, including, but not limited to, the range of harm to Seller that is reasonably foreseeable and the anticipation that proof of Seller’s actual damages would be costly, impractical and inconvenient.
     11.2 Buyer’s Failure to Close. If Buyer breaches this Agreement by failing to purchase the Assets from Seller and Buyer does not cure such breach within five (5) Business Days after it receives written notice of the same from Seller, then Seller may, as its sole and exclusive remedy, terminate this Agreement and receive the Earnest Money as full and agreed upon liquidated damages. Buyer and Seller agree that said liquidated damages are reasonable given the circumstances now existing, including, but not limited to, the range of harm to Seller that is reasonably foreseeable and the anticipation that proof of Seller’s actual damages would be costly, impractical and inconvenient.
     11.3 Other Defaults. Except as otherwise expressly provided in this ARTICLE XI, if Seller or Buyer breaches this Agreement and does not cure such breach within ten (10) Business Days after it is notified of the same, in writing, by the non-breaching party, then the non-breaching party may pursue all remedies available at law or in equity on account of such breach.
     11.4 Acknowledgements. SELLER AND BUYER EACH ACKNOWLEDGES AND AGREES THAT: (I) IT HAS READ THIS SECTION AND UNDERSTANDS THE SAME; (II) IT HAS BEEN REPRESENTED BY COMPETENT COUNSEL WHO HAS EXPLAINED THE SIGNIFICANCE OF THE PROVISIONS OF THIS ARTICLE XI AND THE LIMITATIONS CONTAINED HEREIN, AND (III) THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS ARTICLE XI ARE REASONABLE GIVEN THE CIRCUMSTANCES NOW EXISTING, INCLUDING, BUT NOT LIMITED TO, THE RANGE OF HARM THAT IS REASONABLY FORESEEABLE AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY, IMPRACTICAL AND INCONVENIENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR EXEMPLARY OR PUNITIVE DAMAGES AS A RESULT OF ITS BREACH OF THIS AGREEMENT.
ARTICLE XII
NOTICES
     All notices, consents, approvals, deliveries and other communications (collectively, “Notices”) that may be or are required to be given by Seller or Buyer under this Agreement shall be properly given only if made in writing and sent by hand delivery, U.S. Certified Mail, Return Receipt Requested, facsimile, or nationally recognized overnight delivery service (such as Federal Express or UPS), with all delivery charges paid by the sender, to the Buyer or Seller, as applicable, as follows:

If to Buyer:	Mapco Express, Inc.
830 Crescent Centre Drive, Suite 300
Franklin, Tennessee 37067
Attention: Kent Thomas
Facsimile: (615) 224-1185

with a copy to:	Boult, Cummings, Conners & Berry, PLC
1600 Division Street, Suite 700
Nashville, Tennessee 37203
Attention: David Rutter
Facsimile: (615) 252-2346

If to Seller:	c/o Calfee Company of Dalton, Inc.
500 Henley Street, Suite 200
Knoxville, TN 37901
Attention: Milton Turner
Facsimile: (865) 522-1415

with copy to:	Kennerly, Montgomery & Finley, P.C.
550 Main Avenue
4th Floor, Sovran Center
Knoxville, TN 37902
Attention: Wendell Thomas
Facsimile: (865) 684-1411
     Notices shall be deemed received, (i) if delivered by hand, on the date of delivery, (ii) if sent by U.S. Mail or overnight delivery service, on the date actually received or delivery is refused, and (iii) if sent by facsimile, on the date of transmission, as evidenced by a contemporaneously generated computer confirmation that such transmission was successful. Either party may change its address for Notices by giving written notice to the other party in accordance with this provision.
ARTICLE XIII
MISCELLANEOUS
     13.1 Confidentiality. From and after the Closing, the Confidentiality Agreement attached as Schedule 13.1 (the “Confidentiality Agreement”) shall terminate and be of no further force or effect. To the extent the Confidentiality Agreement conflicts with the terms of this Agreement, the Confidentiality Agreement is hereby modified so that it is consistent with this Agreement.
     13.2 Permitted Disclosures & Press Releases. Notwithstanding any provisions to the contrary contained in this Agreement, the Confidentiality Agreement or any other agreement between Seller and Buyer, (i) Buyer shall have the right to disclose the execution of this Agreement, furnish a copy of this Agreement and summarize any or all of the material terms of this Agreement to the Securities and Exchange Commission (“SEC”), as required under the rules and regulations of any stock exchange on which securities of Buyer or its Affiliates are listed for trading, or as otherwise required under Applicable Laws, including, but not limited to, Item 1.01 of SEC Form 8-K and Israeli laws applicable to Buyer’s Affiliates, and (ii) Buyer shall have the right to issue and control all press releases and other public announcements disclosing any matters related to the transaction contemplated by this Agreement prior to Closing. After Closing, Seller may issue press releases and other public announcements discussing the transaction contemplated by this Agreement so long as the same have been approved, in writing, by Buyer, which approval shall not be unreasonably withheld, qualified or delayed.
     13.3 Audit. Seller acknowledges that Buyer requires audited financial statements of the Convenience Stores (the “Audited Financial Statements”) as of and for each of the twelve (12) month periods ending with the following dates (the “Audit Dates”): (i) April 30, 2006 and April 30, 2005; or (ii) the Closing Date and the date that is one (1) year prior to the Closing Date. Buyer shall have the right to specify which of the Audit Dates shall be used in the preparation of the Audited Financial Statements. The Audited Financial Statements shall be (i) prepared on a consolidated or combined basis, such basis to be determined by Buyer’s independent auditors and legal counsel, (ii) in accordance with generally accepted accounting principles, (iii) in compliance with the requirements of the SEC’s Regulation S-X, and (iv) prepared by an independent certificated public accountant designated by Buyer (the “Accounting Firm”). Within thirty (30) days after Buyer notifies Seller of the name and contact information of the Accounting Firm, Seller shall retain Accounting Firm to audit the Audited Financial Statements and use reasonable efforts to cause the same to be diligently completed. Seller agrees to fully cooperate and assist with the Accounting Firm’s efforts to audit the Audited Financial Statements. Buyer shall pay for the reasonable fees charged by the Accounting Firm to prepare the Audited Financial Statements and other out-of-pocket costs that Seller incurs in preparing such financial statements; provided, however, Seller shall notify Buyer of the estimated amount of any such costs, in writing, prior to incurring the same and Buyer shall have three (3) Business Days to modify its requirements in order to reduce the same. Seller agrees to retain such employees of Seller, or otherwise contract with such employees, who are qualified to prepare the Audited Financial Statements and to assist in providing the supporting documents as may be necessary for the Accounting Firm to complete the audits. Seller shall also provide other resources as may be required for the completion of the audits, including, without limitation, office space, telephone, computers and office supplies. The cost of such employees and the other resources shall be for the account of Buyer. Buyer and Seller recognize that, as a result of various factors including classification differences and differences in the procedures used, the results of the Audited Financial Statements that are be prepared pursuant to this Section 13.3 may materially differ from the financial information that is set forth in Schedule 6.1(f).
     For a period of five (5) years after the Closing, Seller shall maintain a copy of all Records and Seller shall provide Buyer reasonable access to the same during normal business hours. Seller shall make such Records available for Buyer’s review at Seller’s headquarters in Dalton, Georgia or in another location in Dalton, Georgia reasonably acceptable to Buyer. Buyer shall have the right to copy all or any portion of the Records retained by Seller, at Buyer’s expense, and Buyer may temporarily remove such Records to copy the same.
     13.4 Bulk Sales. Buyer hereby waives compliance by Seller with the provisions of any applicable Bulk Sales Law in connection with the transaction contemplated by this Agreement, including, but not limited to, any bulk sales law of the States of Alabama, Georgia or Tennessee. Seller agrees to indemnify, defend and hold harmless Buyer from and against all Liabilities that may at any time be imposed upon, incurred by or asserted or awarded against Buyer as a result of Seller’s failure to comply with such Bulk Sales Laws in connection with the transactions provided for herein.
     13.5 Entire Agreement/Amendment. This Agreement constitutes the entire agreement and understanding of Seller and Buyer with respect to the subject matter hereof and supersedes all prior agreements, understandings, letters, negotiations and discussions, whether oral or written. This Agreement may be amended only by a written instrument executed by Seller and Buyer.

     13.6 Severability. In the event any provision hereof shall be prohibited by or invalidated under Applicable Laws, the remaining provisions of this Agreement shall remain fully effective.
     13.7 Waiver. Except as otherwise expressly provided herein, no waiver of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by the party charged therewith. No delay or omission in the exercise of any remedy accruing upon the breach of this Agreement shall impair such remedy or be construed as a waiver of such breach. The waiver by Buyer or Seller of any breach of this Agreement shall not be deemed a waiver of any other breach of the same or any other provision hereof.
     13.8 Exclusive Dealing. Seller acknowledges that Buyer will need to perform significant due diligence in connection with its proposed acquisition of the Assets, and that such due diligence will be both expensive and time consuming. While this Agreement remains in effect, Seller agrees that it will not: (i) market all or any portion of the Convenience Stores or the Assets for sale or lease to any Person other than Buyer; (ii) offer or entertain an offer to sell or lease all or any portion of the Convenience Stores or the Assets to any Person other than Buyer; (iii) negotiate a sale or lease of all or any of the Convenience Stores or the Assets to any Person other than Buyer; (iv) contract to sell or lease all or any portion the Conveniences Stores or the Assets to any Person other than Buyer, or (v) offer or entertain an offer to allow any Person to manage all or any portion of the Convenience Stores, negotiate any arrangement providing for any Person other than Seller to manage all or any portion of the Convenience Stores, or contract to allow any Person to manage all or any portion of the Convenience Stores.
     13.9 Brokers. Seller shall pay, when due, all amounts owed to Anderson Strudwick (“Seller’s Broker”) in connection with the transaction contemplated by this Agreement. Seller certifies to Buyer that no amounts are due Seller’s Broker if this Agreement is terminated for any reason, including, but not limited to, Seller’s or Buyer’s default. Except for Seller’s Broker, Seller and Buyer each represents and warrants to the other that it has not dealt with any broker, brokerage firm, listing agent or finder in connection with the transaction contemplated by this Agreement. Seller agrees to indemnify, defend and hold harmless Buyer from and against any claims for a commission or other compensation made by a broker, brokerage firm, listing agent or finder with whom it has dealt or allegedly dealt, including, but not limited to, Seller’s Broker. Buyer agrees to indemnify, defend and hold harmless Seller from and against any claims for a commission or other compensation made by a broker, brokerage firm, listing agent or finder with whom it has dealt or allegedly dealt, excluding Seller’s Broker. The provisions of this section shall survive the termination of this Agreement.
     13.10 LIABILITY.
          13.10.1 JOINT & SEVERAL LIABILITY. IF THER ARE MULTIPLE PARTIES COMPRISING SELLER OR BUYER, (I) THE DEFINED TERM (E.G. SELLER OR BUYER) FOR SUCH PARTY SHALL MEAN AND REFER TO EACH PERSON COMPRISING THE PARTY, INDIVIDUALLY, AND TO ALL PERSONS COMPRISING THE PARTY, COLLECTIVELY, AND (II) ALL PERSONS COMPRISING THE PARTY SHALL BE JOINTLY AND SEVERALLY LIABLE HEREUNDER.
          13.10.2 PERSONAL LIABLITY. NO PERSON WHO IS A LIMITED PARTNER, SHAREHOLDER, MEMBER OR OTHER HOLDER OF AN OWNERSHIP INTEREST IN ANY LIMITED PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY OR OTHER LIMITED LIABILITY ENTITY COMPRISING PART OF SELLER OR BUYER SHALL (BY VIRTUE OF SUCH OWNERSHIP INTEREST) HAVE ANY PERSONAL LIABILITY UNDER

THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED PURSUANT TO THIS AGREEMENT; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE DEEMED TO LIMIT (I) ANY OBLIGATIONS AND LIABILITIES EXPRESSLY UNDERTAKEN BY ANY SUCH PERSON, IN ITS INDIVIDUAL CAPACITY, PURSUANT TO THIS AGREEMENT, ANY GUARANTY OR OTHER WRITTEN AGREEMENT, OR (II) ANY OBLIGATIONS AND LIABILITIES OF SUCH PERSON TO DISGORGE AMOUNTS OR OTHER PROPERTY PAID OR DISTRIBUTED TO SUCH PERSON IN VIOLATION OF THE FRAUDULENT TRANSFER PROVISIONS OF THE BANKRUPTCY CODE (11 U.S.C. 101 et seq.). NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER THE NEGATIVE CAPITAL ACCOUNT OF ANY PARTNER OR MEMBER OF SELLER, NOR ANY OBLIGATION OF A PARTNER OR MEMBER OF SELLER TO RESTORE A NEGATIVE CAPITAL ACCOUNT OR TO CONTRIBUTE CAPITAL TO SELLER SHALL BE DEEMED TO BE THE PROPERTY OR AN ASSET OF SELLER (AND BUYER SHALL NOT HAVE ANY RIGHT TO ENFORCE ANY OBLIGATIONS OR LIABILITIES RELATED TO ANY SUCH NEGATIVE CAPITAL ACCOUNT OR ANY SUCH CAPITAL CONTRIBUTION OBLIGATION).
          13.10.3 NO PERSONAL LIABLITY. NOTWITHSTANDING ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, AND NOTWITHSTANDING THE THEORY ON WHICH ANY CLAIM OR SUIT IS BROUGHT, IN NO EVENT SHALL ANY OF THE FOLLOWING PERSONS HAVE PERSONAL LIABILITY FOR THE OBLIGATIONS OF THE SELLER UNDER THIS AGREEMENT: MILTON A. TURNER, JR., JENNIFER TURNER, MATTHEW TURNER, CAMDEN TURNER AND PAOLA POMA DE MURIALDO.
     13.11 Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Agreement.
     13.12 Schedules/Exhibits. Seller and Buyer acknowledge and agree that all schedules, exhibits, and addendum referenced in this Agreement are attached hereto and incorporated herein by reference.
     13.13 Successors & Assigns. Buyer may freely assign this Agreement; provided the same shall not release Buyer from, and it shall remain liable to Seller for, its duties, obligations and liabilities hereunder. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.
     13.14 Construction. Whenever the context may require, any pronoun used in this Agreement shall include the masculine, feminine and neuter forms. All references to articles, sections and paragraphs shall be deemed references to the articles, sections and paragraphs of this Agreement, unless the context shall indicate otherwise. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section or paragraph contained herein. The titles of the articles, sections and paragraphs of this Agreement are for convenience only and shall not affect the meaning of any provision hereof. Buyer and Seller have agreed to the particular language of this Agreement, and any question regarding the meaning of this Agreement shall not be resolved by a rule providing for interpretation against the party who caused the uncertainty to exist or against the draftsman. FOR PURPOSES OF THIS AGREEMENT, TIME SHALL BE CONSIDERED OF THE ESSENCE.

     13.15 Time Periods. If any date specified in this Agreement for the performance of an obligation, the giving of a notice, or the expiration of a time period falls on a Saturday, Sunday, or bank holiday, then this Agreement shall be automatically revised so that such date falls on the next occurring Business Day.
     13.16 Waiver of Subrogation. Seller hereby waives all rights to recovery, claims and causes of action it may have against Buyer (and its employees, agents and contractors) for damages that are actually covered by its property insurance (including, but not limited to, the Property Insurance) or business interruption insurance; provided the foregoing waiver shall not apply if it would have the effect, but only to the extent of such effect, of invalidating any insurance coverage of Seller. The provisions of this section survive the termination of this Agreement.
     13.17 Attorneys’ Fees. In the event any legal proceeding is commenced related to this Agreement or the transaction contemplated herein, the prevailing party in such proceeding shall be entitled to recover its reasonable attorneys’ fees (without regard to any statutory presumption), court costs and litigation expenses from the non-prevailing party therein.
     13.18 Dispute Resolution.
          13.18.1 Mediation. If a dispute should occur arising out of or relating to the obligations or liabilities of Buyer or Seller under this Agreement or any of the other agreements executed pursuant to the terms of this Agreement (a “Dispute”), the parties shall attempt to resolve the dispute in accordance with the following terms:
               (i) Either party may call a special meeting for the resolution of the Dispute (a “Special Meeting”). Unless the parties agree otherwise, in writing, the Special Meeting shall be held in Nashville, Tennessee within five (5) Business Days after a written request for the same has been delivered to Buyer or Seller, as applicable, by the other party, which notice shall specify the nature of the Dispute to be resolved and the specific location where the Special Meeting will be held. Buyer and Seller shall each send a representative or representatives to the Special Meeting who is familiar with the issues giving rise to the Dispute. In the event that the representative attending the Special Meeting on behalf of Buyer or Seller is an attorney actively practicing law, Buyer or Seller, as applicable, shall notify the other party of such fact prior to the Special Meeting.
               (ii) If any Dispute is not been resolved within five (5) Business Days after a Special Meeting is held regarding the same, then Buyer or Seller may, at its option, initiate a mediation proceeding to resolve the Dispute in accordance with this subparagraph (a “Mediation”). If either party requires a Mediation pursuant to this subsection, (A) representatives of Buyer and Seller who have authority to resolve the Dispute giving rise to such Mediation shall attend the same, (B) unless Buyer and Seller agree otherwise, in writing, the Mediation shall be conducted by an independent mediator from Judicial Arbitration and Mediation Services (“J.A.M.S.”) in accordance with its procedures, (C) Buyer and Seller shall each pay one-half of the fees charged by the mediator to conduct the Mediation, (D) the Mediation required under this subsection shall be held within thirty (30) days after Seller or Buyer requests the same by giving written notice to the other party, and (E) the Mediation shall be conducted at a location in Nashville, Tennessee selected by the mediator. In the event any Mediation does not result in the settlement of the related Dispute within two (2) Business Days, either party may initiate legal proceedings to resolve the Dispute. No party shall initiate or prosecute any legal proceedings in connection with a Dispute prior to the end of such two (2) Business Day period, except a party may file pleadings and other documents necessary to prevent its claim (and rights related thereto) from being barred by a statute of limitations, a statute of repose or other Applicable Laws at any time.
               (iii) If, as a result of a Mediation, a voluntary settlement is reached and the parties agree that such settlement shall be reduced to writing, the mediator for such Mediation shall be deemed an arbitrator for the sole purpose of signing the settlement agreement and such settlement agreement shall have the same force and effect as an arbitration award.
          13.18.2 Admissibility of Evidence. Buyer and Seller agree that any admission made during or in the course of a Special Meeting or Mediation shall not be admissible in evidence or subject to discovery, and the disclosure of any such admission shall not be compelled in any arbitration, court action or other proceeding. All communications, negotiations, and settlement discussions between Buyer and Seller or any party and the mediator shall remain confidential, except to the extent disclosure is required to comply with Applicable Laws; provided, however, this provision shall not limit the discoverability or admissibility of evidence that would have been discoverable or admissible in the absence of the mediation. Buyer and Seller expressly agree that the presentation of evidence from any expert or consultant at any Special Meeting or Mediation shall not waive any attorney-client or other privilege or prevent the application of any other grounds for excluding the same in another legal proceeding.
          13.18.3 General. The dispute resolution procedures set forth in this section shall not affect the statutes of limitation applicable to any Dispute. Neither party shall cease or delay performance of its obligations under this Agreement that are not in dispute during the existence of any Dispute. THIS SECTION SHALL NOT LIMIT THE RIGHT OF SELLER OR BUYER TO IMMEDIATELY SEEK AND OBTAIN INJUNCTIVE RELIEF FROM ANY COURT OF COMPETENT JURISDICTION.
     13.19 Interest. If either party (a “Delinquent Party”) fails to pay any amount it owes to the other party (the “Non-Delinquent Party”) under this Agreement within five (5) Business Days after such amount is due, then, in addition to any other remedies available hereunder, the Delinquent Party shall pay the Non-Delinquent Party interest on such amount from the date the same was due until it is paid at the lesser of twelve percent (12%) per annum or the maximum rate of interest permitted under Applicable Law.
     13.20 Waiver of Jury Trial. BUYER AND SELLER HEREBY EXPRESSLY WAIVE THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIM (i) ARISING UNDER THIS AGREEMENT OR (ii) RELATED TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING. SELLER OR BUYER MAY FILE AN ORIGINAL OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE FOREGOING WAIVER.
     13.21 Venue. Buyer and Seller agree that any suit, action or proceeding related to this Agreement shall be instituted only in a state or federal courts having jurisdiction over Hamilton County, Tennessee. The parties hereby consent to in personam jurisdiction of such courts and irrevocably waive any objection and any right of immunity on the ground of venue, the convenience of forum or the jurisdiction of such courts.
     13.22 Survival. All of the terms of this Agreement shall survive the Closing, except the representations and warranties set forth in ARTICLE VI shall only survive for the periods expressly provided therein.

     13.23 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Tennessee, without giving effect to any rules regarding conflicts of law.
     13.24 Facsimile Signatures. The parties agree that this Agreement may be signed by facsimile signature, acknowledge that such facsimile signature will be effective for all purposes, and waive all defenses to enforceability based on the fact that the signature was delivered by facsimile transmission.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the date first above written.

BUYER:

MAPCO Express, Inc.

By:

Title:

By:

Title:

SELLER:

CALFEE COMPANY OF DALTON, INC.

By:

Title:

FM LEASING, LP

By:	FM Leasing, LLC,
General Partner

By:
Milton A. Turner, Chief Manager

FM LEASING I, LP

By:
General Partner

By:

Title:

MF LEASING, LP

By:	MF Leasing, LLC, General Partner

By:
Milton A. Turner, Chief Manager
[SIGNATURES CONTINUE ON NEXT PAGE]

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AC STORES, LP

By:	AC Stores, Inc. General Partner

By:
Milton A. Turner, President

COM-PAC PROPERTIES, LLC

By:
Milton A. Turner, Chief Manager

COM-PAC PROPERTIES GROUP, LP

By:	Com-Pac Properties, LLC General Partner

By:
Milton A. Turner, Chief Manager

FAVORITE ONE PROPERTIES, LP

By:	GP Favorite One Properties, Inc. General Partner

By:
Milton A. Turner, President

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